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As filed with the United States Securities and Exchange Commission on December 21, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLSCOT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	82-3430194 (I.R.S. Employer Identification No.)

901 S. Bond Street, Suite 600
Baltimore, MD 21213
(410) 931-6124
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Bradley L. Bacon
Vice President, General Counsel & Corporate Secretary
WillScot Corporation
901 S. Bond Street, Suite 600
Baltimore, MD 21213
(410) 931-6124
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Joel L. Rubinstein
Jonathan P. Rochwarger
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166-4193
(212) 294-6700

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Class A common stock, par value $0.0001 per share(1)	25,000,000	$11.50	$287,500,000(3)	$35,793.75

Warrants to purchase Class A common stock(4)	19,500,000	(5)	(5)	(5)

Class A common stock, par value $0.0001 per share	9,750,000	$11.50	$112,125,000(3)	$13,959.56

Class A common stock, par value $0.0001 per share(6)	9,750,000	$12.30(7)	$119,925,000	$14,930.67

Total			$519,550,000	$64,683.98

(1)
Consists of 25,000,000 shares of the Registrant's Class A common stock, par value $0.0001 per share, issuable upon exercise of certain warrants (the "Public Warrants") issued as part of units sold in the initial public offering of Double Eagle Acquisition Corp., the Registrant's legal predecessor prior to its domestication as a Delaware corporation on November 29, 2017. Each Public Warrant is exercisable for one-half of one share of the Registrant's Class A common stock at a price of $5.75 per half-share ($11.50 per whole share), commencing on December 29, 2017.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant is also registering an indeterminate number of additional shares of Class A common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)
Calculated based on the exercise price of the warrants in accordance with Rule 457(g) under the Securities Act.
(4)
Consists of warrants ("Private Warrants") initially issued to the Selling Securityholders named herein and registered for resale. Each Private Warrant is exercisable for one-half of one share of the Registrant's Class A common stock at a price of $5.75 per half-share ($11.50 per whole share), commencing on December 29, 2017.
(5)
Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required with respect to these securities.
(6)
Consists of shares of the Registrant's Class A common stock issuable upon the exercise of the Private Warrants.
(7)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price of the warrants is $12.30, which is the average of the high and low prices of the shares on December 14, 2017 on The Nasdaq Capital Market.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 21, 2017

PRELIMINARY PROSPECTUS

WILLSCOT CORPORATION

34,750,000 Shares of Class A Common Stock

19,500,000 Warrants to Purchase Shares of Class A Common Stock

        This prospectus relates to the issuance by us of up to (i) 25,000,000 shares of our Class A common stock, par value $0.0001 per share ("Class A Common Stock"), upon the exercise of 50,000,000 warrants issued as part of the units sold in our initial public offering (the "Public Warrants"), and (ii) 9,750,000 shares of our Class A Common Stock upon the exercise of 19,500,000 warrants issued in a private placement in connection with our initial public offering (the "Private Warrants," and together with the Public Warrants, the "Warrants").

        This prospectus also relates to the resale from time to time by the Selling Securityholders named herein of 19,500,000 Private Warrants and the 9,750,000 shares of Class A Common Stock issuable upon the exercise of the Private Warrants.

        Each Warrant is exercisable for one-half of one share of Class A Common Stock at an exercise price of $5.75 per half-share ($11.50 per whole share) and may only be exercised for whole shares. The Warrants may be exercised commencing on December 29, 2017 and expire at 5:00 p.m., New York City time, on November 29, 2022, or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants at a price of $0.01 per warrant, provided that the closing price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending three business days before we send the notice of redemption to the warrant holders.

        We will receive the proceeds from the exercise of the Warrants, but not from (i) the sale of the underlying shares of Class A Common Stock by holders of the Warrants or (ii) the resale of any Warrants. We are required to pay all fees and expenses incident to the registration of the Private Warrants and shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

        We currently have two classes of voting shares outstanding, Class A Common Stock and Class B common stock, par value $0.0001 per share ("Class B Common Stock"). The outstanding Class B Common Stock represents a non-economic voting interest in the Company. The shares of Class A and Class B Common Stock vote together as one class on all matters presented for stockholder vote and are each entitled to one vote per share.

        Our Class A Common Stock and Public Warrants are traded on The Nasdaq Capital Market, or Nasdaq, under the symbols "WSC" and "WSCWW," respectively. On December 20, 2017, the closing prices of our Class A Common Stock and Public Warrants were $12.65 and $1.38, respectively.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and are subject to reduced public company reporting requirements.

        See the section entitled "Risk Factors" beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                    , 2017.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus (or the date of the document incorporated by reference into this prospectus).

        Unless the context indicates otherwise, references in this prospectus to "WillScot," "WillScot Corporation," the "Company," "we," "us," "our" and similar terms refer to WillScot Corporation. References to "Double Eagle" refer to Double Eagle Acquisition Corp. prior to the consummation of the Business Combination with Williams Scotsman International, Inc. which was consummated on November 29, 2017. References to "WSII" or "Williams Scotsman" are to Williams Scotsman International, Inc. before and after giving effect to the Carve-Out Transaction (as defined herein), respectively, prior to the closing (the "Closing") of the business combination we completed on November 29, 2017 with Williams Scotsman International, Inc. (the "Business Combination").

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Specifically, forward-looking statements may include statements relating to:

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  our ability to effectively compete in the modular space and portable storage industry;

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  effective management of our rental equipment;

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  our ability to properly design, manufacture, repair and maintain our rental equipment;

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  operational, economic, political and regulatory risks;

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  the effect of changes in state building codes on our ability to remarket our buildings;

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  global or local economic movements;

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  market conditions and global and economic factors beyond our control;

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  our ability to effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment;

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  our ability to use our net operating loss carryforwards and other tax attributes;

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  foreign currency exchange rate exposure;

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  increases in raw material and labor costs;

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  our reliance on third party manufacturers and suppliers;

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  risks associated with labor relations, labor costs and labor disruptions;

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  failure to retain key personnel;

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  our ability to successfully acquire and integrate new operations;

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  the effect of impairment charges on our operating results;

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  our inability to recognize deferred tax assets and tax loss carry forwards;

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  our estimate of Run-Rate Adjusted EBITDA or our forecasts or other estimates failing to meet our expectations;

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  our obligations under various laws and regulations;

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  the effect of litigation, judgments, orders or regulatory proceedings on our business;

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  unanticipated changes in our tax obligations;

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  any failure of our management information systems;

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  natural disasters and other business disruptions;

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  our exposure to various possible claims and the potential inadequacy of our insurance;

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  changes in demand within a number of key industry end-markets and geographic regions;

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  our ability to deploy our units effectively;

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  our ability to close our unit sales transactions as projected;

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  any failure by Algeco Global (as defined below) or one of its affiliates to deliver services under our transition services agreement or breach of the covenants in the IP Agreement (as defined below);

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  our future operating results fluctuating, failing to match performance or to meet expectations;

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  our ability to fulfill our public company obligations;

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  our ability to operate as a standalone business, outside of the Algeco Group and potential unforeseen costs or expenses associated therewith;

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  our ability to meet our subsidiaries' debt service requirements and obligations;

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  risks related to our subsidiaries' obligations under the agreements governing their indebtedness; and

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  other risks and uncertainties described in our Current Report on Form 8-K, filed with the SEC on December 5, 2017 (the "Super 8-K"), which is incorporated herein by reference.

        Our forward-looking statements speak only as of the date of time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INFORMATION ABOUT WILLSCOT CORPORATION

The Company

        The WillScot Corporation is a publicly-traded holding company. All of our assets and operations are owned through Williams Scotsman Holdings Corp., which is operated and 90% owned by us. Williams Scotsman Holdings Corp., which is 10% owned by an affiliate of TDR Capital, owns the Williams Scotsman family of companies.

        Founded more than 60 years ago, Williams Scotsman is a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America. Operating through our branch network of over 100 locations in the United States, Canada and Mexico, our 1,600 employees provide high quality, cost effective modular space and portable storage solutions to a diversified client base of approximately 35,000 customers. Our products include single mobile and sales office units, multi-unit office complexes, classrooms, ground-level and stackable steel-frame office units, other specialty units, and shipping containers for portable storage solutions. These products are delivered "Ready to Work" with our growing offering of value-added products and services ("VAPS"), such as the rental of steps, ramps, furniture packages, damage waivers, and other amenities. These turnkey solutions offer customers flexible, low-cost, and timely solutions to meet their space needs on an outsourced basis, whether short, medium or long-term. Our current modular space and portable storage lease fleet comprises almost 100,000 units. In addition to leasing, we offer both new and used units for sale and provide delivery, installation and other ancillary products and services.

Recent Developments

        On December 11, 2017, Williams Scotsman International, Inc. entered into an agreement to acquire 100% of the issued and outstanding ownership interests of Acton Mobile Resources Holdings LLC ("Acton Holdings") for a cash purchase price of $235 million, subject to certain adjustments. Acton Holdings owns New Acton Mobile Industries LLC ("Acton"), which provides modular space rental services from a nationwide network of branches. The Company completed the acquisition on December 20, 2017. The Company funded the acquisition with cash on hand and borrowings under its revolving credit facility.

Background

        WillScot Corporation was originally formed as a special purpose acquisition company incorporated in the Cayman Islands in June 2015 and known as Double Eagle Acquisition Corp. ("Double Eagle"). On November 29, 2017, we consummated the Business Combination whereby (i) we deregistered as an exempted company in the Cayman Islands and domesticated as a Delaware corporation (the "Domestication") and (ii) William Scotsman Holdings Corp. ("Holdco Acquiror") acquired all of the issued and outstanding shares of common stock of Williams Scotsman from Algeco Scotsman Global S.à r.l., a Luxembourg société à responsabilité limitée ("Algeco Global" and together with its subsidiaries, the "Algeco Group") and Algeco Scotsman Holdings Kft., a Hungarian limited liability company (together with Algeco Global, the "Sellers"). Immediately prior to the closing of the Business Combination, certain assets of WSII related to the remote accommodation business in the United States and Canada (Target Logistics) were transferred to the Sellers or their affiliates (the "Carve-Out Transaction"). Upon the consummation of the Business Combination, we changed our name to WillScot Corporation.

        On the effective date of the Domestication, our ordinary shares automatically converted by operation of law, on a one-for-one basis, into shares of Class A Common Stock in accordance with the terms of our Certificate of Incorporation and our outstanding warrants automatically became warrants to acquire the corresponding shares of our Class A Common Stock. The rights of holders of our common stock are now governed by our Delaware Certificate of Incorporation, our Delaware bylaws and the Delaware General Corporation Law, each of which is described in the Super 8-K.

        In the Business Combination, we also issued shares of our Class B Common Stock to the Sellers in an amount equal to their equity interest in us represented by their 10% interest in the Holdco Acquiror, which interest in the Holdco Acquiror is exchangeable in whole, but not in part, for shares of our Class A Common Stock, subject to certain anti-dilution protection, and transferable to certain permitted transferees pursuant to the Exchange Agreement (as defined herein) entered into at the closing of the Business Combination. Upon the exchange of the Seller's interest in the Holdco Acquiror for shares of our Class A Common Stock, we will automatically redeem, for no consideration, all of the shares of Class B Common Stock held by the Sellers.

Additional Information

        Our principal executive offices are located at 901 S. Bond Street, Suite 600, Baltimore, Maryland. Our telephone number is (410) 931-6000. Our website address is www.willscot.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS

        Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under "Cautionary Note Regarding Forward-Looking Statements," you should carefully consider the specific risks set forth herein and in the Proxy Statement/Prospectus. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Relating to Our Business

We face significant competition in the modular space and portable storage unit industry. If we are unable to compete successfully, we could lose customers and our revenue and profitability could decline.

        Although our competition varies significantly by market, the modular space and portable storage unit industry, in general, is highly competitive. We compete on the basis of a number of factors, including equipment availability, quality, price, service, reliability, appearance, functionality and delivery terms. We may experience pricing pressures in our operations in the future as some of our competitors seek to obtain market share by reducing prices. We may also face reduced demand for our products and services if our competitors are able to provide new or innovative products or services that better appeal to our potential customers. In each of our current markets, we face competition from national, regional and local companies who have an established market position in the specific service area. We expect to encounter similar competition in any new markets that we may enter. Some of our competitors may have greater market share, less indebtedness, greater pricing flexibility, more attractive product or service offerings or superior marketing and financial resources. Increased competition could result in lower profit margins, substantial pricing pressure and reduced market share. Price competition, together with other forms of competition, may materially adversely affect our business, results of operations and financial condition.

Effective management of our rental equipment is vital to our business.

        Our rental equipment has a long economic life and managing this equipment is a critical element to our lease business. Rental equipment asset management requires designing and building the product for a long life that anticipates the needs of our customers and changes in legislation, regulations, building codes and local permitting in the various markets in which we operate. In addition, we must successfully maintain and repair this equipment cost-effectively to maximize the economic life of the products and the proceeds received from the sale of such products. As the needs of our customers change, we may need to incur costs to relocate or retrofit our lease assets to better meet shifts in demand. If the distribution of our lease assets is not aligned with regional demand, we may be unable to take advantage of sales and lease opportunities despite excess inventory in other regions. If we are not able to successfully manage our lease assets, our business, results of operations and financial condition may be materially adversely affected.

Failure to properly design, manufacture, repair and maintain our rental equipment may result in impairment charges, potential litigation and reduction of our operating results and cash flows.

        The economic life of our rental units can exceed 20 years, with a residual value that varies depending on product type and location. However, proper design, manufacture, repairs and maintenance of rental equipment during ownership is required for the product to reach its estimated economic life with such residual value. If we do not appropriately manage the design, manufacture, repair and maintenance of our rental equipment, delay or defer such repair or maintenance or suffer unexpected losses of rental equipment due to theft or obsolescence, we may be required to incur impairment charges for equipment that is beyond economic repair or incur significant capital expenditures to acquire new rental equipment to serve demand. In addition, these failures may result in personal injury or property damage claims, including claims based on poor indoor air quality, and termination of leases or contracts by customers. Costs of contract performance, potential litigation and profits lost from termination could materially adversely affect our future operating results and cash flows.

WSII's operations were and our operations are exposed to operational, economic, political and regulatory risks.

        As of September 30, 2017, WSII operated in the United States, Canada and Mexico. For the nine months ended September 30, 2017, approximately 92.0%, 5.7%, and 2.3%, respectively, of WSII's revenue was generated in the United States, Canada, and Mexico, respectively. The operations in these countries could be affected by foreign and international economic, political and regulatory risks. These risks include:

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  multiple regulatory requirements that are subject to change and that could restrict our ability to assemble, lease or sell products;

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  inflation, recession, fluctuations in foreign currency exchange and interest rates;

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  compliance with applicable export control laws and economic sanctions laws and regulations;

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  trade protection measures, including increased duties and taxes, and import or export licensing requirements;

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  price controls;

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  ownership regulations;

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  compliance with applicable antitrust and other regulatory rules and regulations relating to potential future acquisitions;

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  different local product preferences and product requirements;

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  pressures on management time and attention due to the complexities of overseeing global operations;

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  challenges in maintaining, staffing and managing multi-national operations;

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  different labor regulations;

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  potentially adverse consequences from changes in or interpretations of tax laws;

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  political and economic instability;

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  enforcement of remedies in various jurisdictions;

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  the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise will not perform as expected;

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  the potential impact of collective bargaining;

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  obstacles to the repatriation of earnings and cash;

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  differences in business practices that may result in violation of company policies including but not limited to bribery and collusive practices; and

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  reduced protection for intellectual property in some countries.

        These and other risks could have a material adverse effect on our business, results of operations and financial condition.

Changes in state building codes could adversely impact our ability to remarket our buildings, which would have a material impact on our business, financial condition and results of operations.

        Building codes are generally reviewed, debated and, in certain cases, modified on a national level every three years as an ongoing effort to keep the regulations current and improve the life, safety and welfare of the building's occupants. All aspects of a given code are subject to change including, but not limited to, such items as structural specifications for earthquake safety, energy efficiency and environmental standards, fire and life safety, transportation, lighting and noise limits. On occasion, state agencies have undertaken studies of indoor air quality and noise levels with a focus on permanent and modular classrooms.

        This process leads to a systematic change that requires engagement in the process and recognition that past methods will not always be accepted. New modular construction is very similar to conventional construction where newer codes and regulations generally increase cost. New governmental regulations may increase our acquisition costs of new rental equipment, as well as increase our costs to refurbish existing equipment.

        Compliance with building codes and regulations entails risk as state and local government authorities do not necessarily interpret building codes and regulations in a consistent manner, particularly where applicable regulations may be unclear and subject to interpretation. These regulations often provide broad discretion to governmental authorities that oversee these matters, which can result in unanticipated delays or increases in the cost of compliance in particular markets. The construction and modular industries have developed many "best practices" which are constantly evolving. Some of our peers and competitors may adopt practices that are more or less stringent than ours. When, and if, regulatory standards are clarified, the effect of the clarification may be to impose rules on our business and practices retroactively, at which time, we may not be in compliance with such regulations and we may be required to incur costly remediation. If we are unable to pass these increased costs on to our customers, our business, financial condition, operating cash flows and results of operations could be negatively impacted.

Global or local economic movements could have a material adverse effect on our business.

        We operate our business in the United States, Canada and Mexico. Our business may be negatively impacted by economic movements or downturns in the local markets in which we operate or global markets generally. These adverse economic conditions may reduce commercial activity, cause disruption and extreme volatility in global financial markets and increase rates of default and bankruptcy. Reduced commercial activity has historically resulted in reduced demand for our products and services. For example, reduced commercial activity in the construction, energy and natural resources sectors in certain markets in which we operate, particularly the United States and Canada, has negatively impacted our business. Disruptions in financial markets could negatively impact the ability of our customers to pay their obligations to us in a timely manner and increase our counterparty risk. If economic conditions worsen, we may face reduced demand and an increase, relative to historical levels, in the time it takes to receive customer payments. If we are not able to adjust our business in a timely and effective manner to changing economic conditions, our business, results of operations and financial condition may be materially adversely affected.

Global capital and credit markets conditions could materially adversely affect our ability to access the capital and credit markets or the ability of key counterparties to perform their obligations to us.

        Although we believe the banks participating in WSII's asset based revolving credit facility (the "ABL Facility") have adequate capital and resources, we can provide no assurance that all of those banks will continue to operate as a going concern in the future. If any of the banks in our lending group were to fail, it is possible that the borrowing capacity under the ABL Facility would be reduced. Further, practical, legal and tax limitations may also limit our ability to access the cash available to certain businesses within our group to service the working capital needs of other businesses within our group. In the event that the availability under the ABL Facility were reduced significantly, we could be required to obtain capital from alternate sources in order to finance our capital needs. The options for addressing such capital constraints would include, but would not be limited to, obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of the ABL Facility, and accessing the public capital markets. In addition, we may delay certain capital expenditures to ensure that we maintain appropriate levels of liquidity. If it became necessary to access additional capital, any such alternatives could have terms less favorable than those terms under the ABL Facility, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        In addition, in the future we may need to raise additional funds to, among other things, refinance existing indebtedness, fund existing operations, improve or expand our operations, respond to competitive pressures or make acquisitions. If adequate funds are not available on acceptable terms, we may be unable to achieve our business or strategic objectives or compete effectively. Our ability to pursue certain future opportunities may depend in part on our ongoing access to debt and equity capital markets. We cannot assure you that any such financing will be available on terms satisfactory to us or at all. If we are unable to obtain financing on acceptable terms, we may have to curtail our growth by, among other things, curtailing the expansion of our fleet of units or our acquisition strategy.

        Economic disruptions affecting key counterparties could also have a material adverse effect on our business. We monitor the financial strength of our larger customers, derivative counterparties, lenders and insurance carriers on a periodic basis using publicly-available information in order to evaluate our exposure to those who have or who we believe may likely experience significant threats to their ability to adequately perform their obligations to us. The information available will differ from counterparty to counterparty and may be insufficient for us to adequately interpret or evaluate our exposure and/or determine appropriate or timely responses.

If we do not effectively manage our credit risk, collect on our accounts receivable, or recover our rental equipment from our customers' sites, it could have a material adverse effect on our business, financial condition and results of operations.

        We perform credit evaluation procedures on our customers on each transaction and require security deposits or other forms of security from our customers when a significant credit risk is identified. Failure to manage our credit risk and receive timely payments on our customer accounts receivable may result in the write-off of customer receivables and loss of units if we are unable to recover our rental equipment from our customers' sites. If we are not able to manage credit risk, or if a large number of customers should have financial difficulties at the same time, our credit and equipment losses would increase above historical levels. If this should occur, our business, financial condition and results of operations may be materially and adversely affected.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

        As of December 31, 2016, on a pro forma basis, after giving effect to the Carve-Out Transaction, we had U.S. net operating loss ("NOL") carryforwards of approximately $76.2 million for U.S. federal income tax and state tax purposes available to offset future taxable income, prior to consideration of annual limitations that may be imposed under Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"). The U.S. NOL carryforwards begin to expire in 2029 if not utilized. In addition, we had foreign NOLs of $8.3 million as a result of our operations in Mexico. The Company's Mexico NOL carryforwards begin to expire in 2020 if not utilized.

        Our U.S. NOL and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under Section 382 and corresponding provisions of U.S. state law, if a corporation undergoes an "ownership change," generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation's ability to use its pre-change U.S. NOLs and other applicable pre-change tax attributes, such as research and development tax credits, to offset its post-change income may be limited. We have not completed a Section 382 analysis and therefore cannot forecast or otherwise determine our ability to derive any benefit from our various federal or state tax attribute carryforwards at this time. As a result, if we earn net taxable income, our ability to use our pre-change U.S. NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of U.S. NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

        Lastly, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including the offering of the Notes, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOL and tax credit carryforwards is materially limited, it may result in increased future tax obligations.

Our operations face foreign currency exchange rate exposure, which may materially adversely affect our business, results of operations and financial condition. Our revenues, results of operations and cash flows may also be materially and adversely affected by fluctuations in interest rates and commodity prices, including crude oil.

        We hold assets, incur liabilities, earn revenue and pay expenses in certain currencies other than the U.S. dollar, primarily the Canadian dollar and the Mexican peso. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported revenue in non-U.S. dollar jurisdictions will be reduced because the local currency will translate into fewer U.S. dollars. Revenue and expenses are translated into U.S. dollars at the average exchange rate for the period. In addition, the assets and liabilities of our non-U.S. dollar subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. Foreign currency exchange adjustments arising from certain intra-company obligations with and between our domestic companies and our foreign subsidiaries are marked-to-market and recorded as a non-cash loss or gain in each of our financial periods in our consolidated statements of comprehensive income. Accordingly, changes in currency exchange rates will cause our total comprehensive income to fluctuate. In addition, fluctuations in foreign currency exchange rates will impact the amount of U.S. dollars we receive when we repatriate funds from our non-U.S. dollar operations.

        Our borrowings under the ABL Facility are variable rate debt. Fluctuations in interest rates may negatively impact the amount of interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Our revenues, results of operations and cash flows are also affected by market prices for commodities such as crude oil. Commodity prices generally are affected by a wide range of factors beyond our control, including weather, disease, insect damage, drought, the availability and adequacy of supply, government regulation and policies and general political and economic conditions. At any time, our inventory levels and unfulfilled fixed or partially fixed price contract obligations may be substantial. We have processes in place to monitor exposures to these risks and engage in strategies to manage these risks. If these controls and strategies are not successful in mitigating our exposure to these fluctuations, we could be materially and adversely affected. Increases in market prices for commodities that we purchase without a corresponding increase in the price of our products or our sales volume or a decrease in our other operating expenses could reduce our revenues and net income.

Significant increases in raw material and labor costs could increase our operating costs significantly and harm our profitability.

        We incur labor costs and purchase raw materials, including steel, lumber, siding and roofing, fuel and other products to perform periodic repairs, modifications and refurbishments to maintain physical conditions of our units and in connection with get-ready, delivery and installation of our units. The volume, timing and mix of such work may vary quarter-to-quarter and year-to-year. Generally, increases in labor and raw material costs will increase the acquisition costs of new units and also increase the repair and maintenance costs of our fleet. We also maintain a truck fleet to deliver units to and return units from our customers, the cost of which is sensitive to maintenance and fuel costs. During periods of rising prices for labor or raw materials, and in particular, when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our acquisition costs for new units and incur higher operating costs that we may not be able to recoup from customers through changes in pricing, which could have a material adverse effect on our business, results of operations and financial condition.

Third parties may fail to manufacture or provide necessary components for our products properly or in a timely manner.

        We are often dependent on third parties to manufacture or supply components for our products. We typically do not enter into long-term contracts with third-party suppliers. We may experience supply problems as a result of financial or operating difficulties or the failure or consolidation of our suppliers. We may also experience supply problems as a result of shortages and discontinuations resulting from product obsolescence or other shortages or allocations by suppliers. Unfavorable economic conditions may also adversely affect our suppliers or the terms on which we purchase products. In the future, we may not be able to negotiate arrangements with third parties to secure products that we require in sufficient quantities or on reasonable terms. If we cannot negotiate arrangements with third parties to produce our products or if the third parties fail to produce our products to our specifications or in a timely manner, our business, results of operations and financial condition may be materially adversely affected.

We are subject to risks associated with labor relations, labor costs and labor disruptions.

        We are subject to the costs and risks generally associated with labor disputes and organizing activities related to unionized labor. From time to time, our operations may be disrupted by strikes, public demonstrations or other coordinated actions and publicity. We may incur increased legal costs and indirect labor costs as a result of contractual disputes, negotiations or other labor-related disruptions. Operations where we have collective bargaining agreements with employees accounted for approximately 2.12% of our employees as of September 30, 2017. These operations may be more highly affected by labor force activities than others, and all collective bargaining agreements must be renegotiated annually. Other locations may also face organizing activities or effects. Labor organizing activities could result in additional employees becoming unionized. Furthermore, collective bargaining agreements may limit our ability to reduce the size of workforces during an economic downturn, which could put us at a competitive disadvantage.

Failure to retain key personnel could impede our ability to execute our business plan and growth strategy.

        One of the most important factors in our ability to profitably execute our business plan is our ability to attract, develop and retain qualified personnel. Many of our key executives, managers and employees have knowledge and an understanding of our business and our industry that cannot be readily duplicated and they are the key individuals that interface with customers. In addition, the ability to attract and retain qualified personnel is dependent on the availability of qualified personnel, the impact on the labor supply due to general economic conditions and the ability to provide a competitive compensation package. Failure to retain key personnel may materially adversely affect our business, results of operations and financial condition.

        In addition, labor shortages, the inability to hire or retain qualified employees nationally, regionally or locally or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct our operations. We may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies. Labor expenses could also increase as a result of continuing shortages in the supply of personnel.

We have not operated as an independent company since 2007. WSII's historical financial information is not representative of the results we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

        The historical information of WSII refers to our business, without giving effect to the Carve-Out Transaction and as operated by and integrated with the Algeco Group. Accordingly, the historical financial information does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from the Algeco Group. For additional information about the past financial performance of WSII, without giving effect to the Carve-Out Transaction or the Business Combination and the basis of presentation of the historical consolidated financial statements of WSII, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included in the Super 8-K.

We may not be able to successfully acquire and integrate new operations, which could cause our business to suffer.

        We may not be able to successfully complete potential strategic acquisitions for various reasons. We anticipate that we will consider acquisitions in the future that meet our strategic growth plans. We cannot predict whether or when acquisitions will be completed, and we may face significant competition for certain acquisition targets. Acquisitions that are completed involve numerous risks, including the following:

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  difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

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  diversion of management's attention from normal daily operations of the business;

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  difficulties in entering markets in which we have no or limited direct prior experience and where our competitors in such markets have stronger market positions;

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  difficulties in complying with regulations, such as environmental regulations, and managing risks related to an acquired business;

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  an inability to timely complete necessary financing and required amendments, if any, to existing agreements;

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  an inability to implement uniform standards, controls, procedures and policies;

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  undiscovered and unknown problems, defects, liabilities or other issues related to any acquisition that become known to us only after the acquisition, particularly relating to rental equipment on lease that are unavailable for inspection during the diligence process; and

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  potential loss of key customers or employees.

        In connection with acquisitions we may assume liabilities or acquire damaged assets, some of which may be unknown at the time of such acquisitions; record goodwill and non-amortizable intangible assets that will be subject to future impairment testing and potential periodic impairment charges; or incur amortization expenses related to certain intangible assets.

        The condition and regulatory certification of any fleet acquired is assessed as part of the acquisition due diligence. In some cases, fleet condition or regulatory certification may be difficult to determine due to fleet being on lease at the time of acquisition and/or inadequate certification records. Fleet acquisitions may therefore result in a rectification cost which may not have been factored into the acquisition price, impacting deployability and ultimate profitability of the fleet acquired.

        Acquisitions are inherently risky, and no assurance can be given that our future acquisitions will be successful or will not materially adversely affect our business, results of operations and financial condition. For example, we may not achieve the operational and commercial synergies forecast for our recent Acton acquisition, and its performance under our ownership may be significantly worse than its past performance. If we do not manage new markets effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable branches. Closing a branch in such circumstances would likely result in additional expenses that would cause our operating results to suffer. To successfully manage growth, we will need to continue to identify additional qualified managers and employees to integrate acquisitions within our established operating, financial and other internal procedures and controls. We will also need to effectively motivate, train and manage our employees. Failure to successfully integrate recent and future acquisitions and new branches into existing operations could materially adversely affect our results of operations and financial condition.

If we determine that our goodwill and intangible assets have become impaired, we may incur impairment charges, which would negatively impact our operating results.

        We have goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the assets acquired, and other intangible assets. As of September 30, 2017, we had approximately $61.2 million and $125.0 million of goodwill and other intangible assets, net, respectively, in our statement of financial position, which would represent approximately 4.6% and 9.3% of total assets, respectively. We are required to review goodwill and intangible assets at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Impairment may result from significant changes in the manner of use of the acquired asset, negative industry or economic trends and significant underperformance relative to historic or projected operating results.

        We recorded impairment charges of $5.5 million in 2016. These charges represent non-cash impairment charges of certain of our operations recognized in connection with its annual goodwill and intangible asset impairment testing. Any additional impairment charges in the future could adversely affect our business, results of operations and financial condition.

We may be unable to recognize deferred tax assets such as those related to our tax loss carryforwards and, as a result, lose future tax savings, which could have a negative impact on our liquidity and financial position.

        We recognize deferred tax assets primarily related to deductible temporary differences based on our assessment that the item will be utilized against future taxable income and the benefit will be sustained upon ultimate settlement with the applicable taxing authority. Such deductible temporary differences primarily relate to tax loss carryforwards and deferred interest expense deductions. Tax loss carryforwards arising in a given tax jurisdiction may be carried forward to offset taxable income in future years from such tax jurisdiction and reduce or eliminate income taxes otherwise payable on such taxable income, subject to certain limitations. Deferred interest expense exists primarily within our U.S. operating companies, where interest expense was not previously deductible as incurred but may become deductible in the future subject to certain limitations. We may have to write down, via a valuation allowance, the carrying amount of certain of the deferred tax assets to the extent we determine it is not probable such deferred tax assets will continue to be recognized.

        Some of the tax loss carryforwards expire and if we do not have sufficient taxable income in future years to use the tax benefits before they expire, the benefit may be permanently lost. In addition, the taxing authorities could challenge our calculation of the amount of our tax attributes, which could reduce certain of our recognized tax benefits. In addition, tax laws in certain jurisdictions may limit the ability to use carryforwards upon a change in control.

The calculation of Run-Rate Adjusted EBITDA permits certain estimates and assumptions that may differ materially from actual results.

        In certain of our financial presentations, we have made further adjustments to earnings before interest, tax, depreciation and amortization ("EBITDA") to calculate Run-Rate Adjusted EBITDA. These adjustments reflect certain items related to our business strategy, and some of them may not comply with the SEC's rules governing the use of non-GAAP financial measures.

        The calculation of Run-Rate Adjusted EBITDA permits certain estimates and assumptions that may differ materially from actual results. For example, Run-Rate Adjusted EBITDA assumes that we do not experience an increase or a decrease in average monthly rental rates, average units on rent, or in selling, general and administrative ("SG&A") expenses compared to the three months ended September 30, 2017 (other than as it relates to an increase in SG&A expenses as a result of incremental public company costs). Additionally, Run-Rate Adjusted EBITDA assumes that modular delivery and installation revenues and margins, new and rental unit sale revenues and margins, and modular leasing costs all remain consistent with those experienced for the twelve months ended September 30, 2017. Investors should not consider Run-Rate Adjusted EBITDA in isolation or as a substitute for analyzing our results as reported under GAAP and investors should not place undue reliance upon the calculation of Run-Rate Adjusted EBITDA given the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. Although estimated additional earnings increase Run-Rate Adjusted EBITDA, such additional earnings are merely estimates and we cannot assure you that we would have achieved such additional earnings. Further, no third party, including each of the independent accountants and each of the initial purchasers, has compiled, reviewed or performed any assurance procedures with respect to the estimated cost savings or additional earnings, or has expressed an opinion or given any other form of assurance on the estimated cost savings or earnings, or their respective achievability.

We are subject to various laws and regulations including those governing government contracts, corruption and the environment. Obligations and liabilities under these laws and regulations may materially harm our business.

  Government Contract Laws and Regulations

        We lease and sell our products to government entities, among other parties, and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts can differ from the laws governing private contracts. For example, many government contracts contain favorable pricing terms and conditions that are not typically included in private contracts, such as clauses that make certain obligations of government entities subject to budget appropriations. Many government contracts can be terminated or modified, in whole or in part, at any time, without penalty, by the government. In addition, our failure to comply with these laws and regulations might result in administrative penalties or the suspension of our government contracts or debarment and, as a result, the loss of the related revenue which would harm our business, results of operations and financial condition. We are not aware of any action contemplated by any regulatory authority related to any possible non-compliance by or in connection with our operations.

        Our operations are subject to an array of governmental regulations in each of the jurisdictions in which we operate. For example, our activities in the United States are subject to regulation by several federal and state government agencies, including the Occupational Safety and Health Administration ("OSHA") and by federal and state laws. Our operations and activities in other jurisdictions are subject to similar governmental regulations. Similar to conventionally constructed buildings, the modular business industry is also subject to regulations by multiple governmental agencies in each jurisdiction relating to, among others, environmental, zoning and building standards, and health, safety and transportation matters. Noncompliance with applicable regulations, implementation of new regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities or otherwise have a material adverse effect on our business, results of operations and financial condition.

  United States Government Contract Laws and Regulations

        Our government customers include the U.S. government, which means we are subject to various statutes and regulations applicable to doing business with the U.S. government. These types of contracts customarily contain provisions that give the U.S. government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors, including provisions that allow the government to unilaterally terminate or modify our federal government contracts, in whole or in part, at the government's convenience. Under general principles of U.S. government contracting law, if the government terminates a contract for convenience, the terminated company may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting company may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

        In addition, U.S. government contracts and grants normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

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  specialized disclosure and accounting requirements unique to U.S. government contracts;

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  financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

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  public disclosures of certain contract and company information; and

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  mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

        If we fail to maintain compliance with these requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts or under the Federal Civil False Claims Act (the "False Claims Act"). The False Claims Act's "whistleblower" provisions allow private individuals, including present and former employees, to sue on behalf of the U.S. government. The False Claims Act statute provides for treble damages and other penalties and, if our operations are found to be in violation of the False Claims Act, we could face other adverse action, including suspension or prohibition from doing business with the United States government. Any penalties, damages, fines, suspension or damages could adversely affect our ability to operate our business and our financial results.

  Anti-Corruption Laws and Regulations

        We are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials by a U.S. person for the purpose of obtaining or retaining business. We operate in countries that may present a more corruptible business environment than the United States. Such activities create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various laws including the U.S. Foreign Corrupt Practices Act (the "FCPA"). We have implemented safeguards and policies to discourage these practices by our employees and agents. However, existing safeguards and any future improvements may prove to be ineffective and employees or agents may engage in conduct for which we might be held responsible.

        If employees violate our policies or we fail to maintain adequate record-keeping and internal accounting practices to accurately record our transactions we may be subject to regulatory sanctions. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions and penalties, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities which could have a material adverse effect on our business, results of operations and financial condition. We are also subject to similar anti-corruption laws in other jurisdictions.

  Environmental Laws and Regulations

        We are subject to a variety of national, state, regional and local environmental laws and regulations. Among other things, these laws and regulations impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and impose liabilities for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. In the ordinary course of business, we use and generate substances that are regulated or may be hazardous under environmental laws. We have an inherent risk of liability under environmental laws and regulations, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. From time to time, our operations or conditions on properties that we have acquired have resulted in liabilities under these environmental laws. We may in the future incur material costs to comply with environmental laws or sustain material liabilities from claims concerning noncompliance or contamination. We have no reserves for any such liabilities.

        We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we may be liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at sites we own or third party sites may require us to make additional expenditures, some of which could be material.

We may be subject to litigation, judgments, orders or regulatory proceedings that could materially harm our business.

        We are subject to claims arising from disputes with customers, employees, vendors and other third parties in the normal course of business. The risks associated with any such disputes may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. If the plaintiffs in any suits against us were to successfully prosecute their claims, or if we were to settle such suits by making significant payments to the plaintiffs, our business, results of operations and financial condition would be harmed. Even if the outcome of a claim proves favorable to us, litigation can be time consuming and costly and may divert management resources. To the extent that our senior executives are named in such lawsuits, our indemnification obligations could magnify the costs.

Unanticipated changes in our tax obligations, the adoption of a new tax legislation, or exposure to additional income tax liabilities could affect profitability.

        We are subject to income taxes in the United States, Canada and Mexico. Our tax liabilities are affected by the amounts charged for inventory, services, funding, and other intercompany transactions. We are subject to potential tax examinations in these jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other tax positions and assess additional taxes. We regularly assess the likely outcomes of these examinations in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amounts previously included in our income tax provision and, therefore, could have a material impact on our results of operations and cash flows. In addition, our future effective tax rate could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process. A number of proposals for broad reform of the corporate tax system in the U.S. are under evaluation at the federal level, but it is not possible to accurately determine the overall impact of such proposals on our effective tax rate at this time. Changes in tax laws or regulations, including multijurisdictional changes enacted in response to the guidelines provided by the Organization for Economic Co-operation and Development to address base erosion and profit sharing, may increase tax uncertainty and adversely affect our results of operations.

Any failure of our management information systems could disrupt our business and result in decreased lease or sale revenue and increase overhead costs.

        We depend on our management information systems to actively manage our lease fleet, control new unit capital spending and provide fleet information, including leasing history, condition and availability of our units. These functions enhance our ability to optimize fleet utilization, rentability and redeployment. The failure of our management information systems to perform as anticipated could damage our reputation with our customers, disrupt our business or result in, among other things, decreased lease and sales revenue and increased overhead costs. For example, an inaccurate utilization rate could cause us to fail to have sufficient inventory to meet consumer demand, resulting in decreased sales. Any such failure could harm our business, results of operations and financial condition. In addition, the delay or failure to implement information system upgrades and new systems effectively could disrupt our business, distract management's focus and attention from business operations and growth initiatives and increase our implementation and operating costs, any of which could materially adversely affect our operations and operating results.

        Like other companies, our information systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, telecommunications failures, computer viruses, security breaches (including cyber-attacks) and other security issues. In addition, because our systems contain information about individuals and businesses, the failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenue, increased costs, regulatory sanctions and other potential material adverse effects on our business, results of operations and financial condition.

Our operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our future revenue and financial condition and increase our costs and expenses.

        Our operations could be subject to natural disasters and other business disruptions such as fires, floods, hurricanes, earthquakes and terrorism, which could adversely affect our future revenue and financial condition and increase our costs and expenses. For example, hurricanes Harvey and Irma in August and September 2017 impacted our operations in Texas and Florida. We have submitted claims relating to these hurricanes to our insurers in the impacted locations, however, we may face significant delays in resolving our insurance claims or our insurers may challenge or deny parts or all of our claims. See "Risk Factors—Risks Relating to Our Business—We are exposed to various possible claims relating to our business and our insurance may not fully protect us." See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting WSII's Business—Natural Disasters" in the Super 8-K. In addition, the occurrence and threat of terrorist attacks may directly or indirectly affect economic conditions, which could in turn adversely affect demand for our products and services. In the event of a major natural or man-made disaster, we could experience loss of life of our employees, destruction of facilities or business interruptions, any of which may materially adversely affect our business. If any of our facilities or a significant amount of our rental equipment were to experience a catastrophic loss, it could disrupt our operations, delay orders, shipments and revenue recognition and result in expenses to repair or replace the damaged rental equipment and facility not covered by asset, liability, business continuity or other insurance contracts. Also, we could face significant increases in premiums or losses of coverage due to the loss experienced during and associated with these and potential future natural or man-made disasters that may materially adversely affect our business. In addition, attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our results of operations.

        More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the global economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to various possible claims relating to our business and our insurance may not fully protect us.

        We are exposed to various possible claims relating to our business. These possible claims include those relating to: (1) personal injury or death caused by containers, offices or trailers rented or sold by us; (2) motor vehicle accidents involving our vehicles and our employees; (3) employment-related claims; (4) property damage and (5) commercial claims. Our insurance policies have deductibles or self-insured retentions which would require us to expand amounts prior to taking advantage of coverage limits. We believe that we have adequate insurance coverage for the protection of our assets and operations. However, our insurance may not fully protect us for certain types of claims such as dishonest, fraudulent, criminal or malicious acts; terrorism, war, hostile or warlike action during a time of peace; automobile physical damage; natural disasters; and cybercrime.

Demand for our products and services is sensitive to changes in demand within a number of key industry end-markets and geographic regions.

        Our financial performance is dependent on the level of demand for our products and services, which is sensitive to the level of demand within various sectors, in particular, the commercial and industrial, construction, education, energy and natural resources, government and other end-markets. Each of these sectors is influenced not only by the state of the general global economy but by a number of more specific factors as well. For example, demand for modular buildings within the energy and resources sector may be materially adversely affected by a decline in global energy prices. Demand for our products and services may also vary among different localities or regions.

        The levels of activity in these sectors and geographic regions may also be cyclical, and we may not be able to predict the timing, extent or duration of the activity cycles in the markets in which we or our key customers operate. A decline or slowed growth in any of these sectors or geographic regions could result in reduced demand for our products and services, which may materially adversely affect our business, results of operations and financial condition.

We may not be able to redeploy our units effectively should a significant number of our leased units be returned during a short period of time, which could adversely affect our financial performance.

        While our typical lease terms include contractual provisions requiring customers to retain units on lease for a specified period, our customers generally rent their units for periods longer than the contractual lease terms. As of December 31, 2016, the average lease duration of our current lease portfolio was approximately 35 months. Should a significant number of leased units be returned during a short period of time, a large supply of units would need to be remarketed. Our failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our financial performance.

Failure to close our unit sales transactions as projected could cause our actual revenue or cash flow for a particular fiscal period to differ from expectations.

        Sales of new and used modular space and portable storage units to customers represented approximately 13% of our revenue during the nine months ended September 30, 2017. The completion of sale transactions is subject to certain factors that are beyond our control, including permit requirements and weather conditions. Accordingly, the actual timing of the completion of these transactions may take longer than expected. As a result, our actual revenue and cash flow in a particular fiscal period may not consistently correlate to our internal operational plans and budgets. If we are unable to prepare accurate internal operational plans and budgets, we may fail to take advantage of business and growth opportunities otherwise available and our business, results of operations and financial condition may be materially adversely affected.

Any failure by Algeco Global or one of its affiliates to deliver the services to be provided under the Transition Services Agreement or breach of the covenants in the IP Agreement could have a material adverse effect on our business, financial condition and results of operations.

        In connection with the Carve-Out Transaction, we entered into a Transition Services Agreement (the "Transition Services Agreement") the IP Agreement (the "IP Agreement"), respectively, with Algeco Global and Algeco/Scotsman Holding S.à r.l. ("A/S Holdings"), respectively, for the mutual provision of certain transitional services and the mutual agreement to take or refrain from taking certain actions for certain periods specified therein. The transitional services provided under the Transition Services Agreement include use of office space and information technology, human resources, accounting, insurance, legal, tax, treasury and other services. If Algeco Global fails to provide or procure the services envisaged under the Transition Services Agreement, or fails to provide such services in a timely manner, such failure could have a material adverse effect on our business, financial condition and results of operations. Additionally, under the IP Agreement, we, the Holdco Acquiror and the parent of Algeco Global will cooperate to simultaneously use certain trademarks that include the word "SCOTSMAN" and wind down our and their respective use thereof over a specified period. The primary intent of the IP Agreement is to avoid customer confusion in the marketplace and protect the goodwill associated with the "SCOTSMAN" trademarks. Any breach of the covenants and agreements set forth in the IP Agreement by Algeco Global or its affiliates could have a material adverse effect on our business, financial condition and results of operations.

Our future operating results may fluctuate, fail to match past performance or fail to meet expectations.

        Our operating results may fluctuate, fail to match past performance or fail to meet the expectations of analysts and investors. Our financial results may fluctuate as a result of a number of factors, some of which are beyond our control, including but not limited to:

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  general economic conditions in the geographies and industries where we rent and sell our products;

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  seasonal fluctuations in business volume;

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  legislative and educational policies where we rent and sell our products;

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  the budgetary constraints of our customers;

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  the success of our strategic growth initiatives;

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  the costs associated with the launching or integrating new or acquired businesses;

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  the cost, type and timing of equipment purchases, rentals and sales;

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  the nature and duration of the equipment needs of our customers;

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  the raw material or labor costs of equipment purchased for lease or resale;

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  the timing of new product introductions by us, our suppliers and our competitors;

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  the volume, timing and mix of maintenance and repair work on our rental equipment;

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  our equipment mix, availability, utilization and pricing;

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  changes in end-user demand requirements;

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  the mix, by state and country, of our revenue, personnel and assets;

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  the impairment of our rental equipment arising from excess, obsolete or damaged equipment;

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  movements in interest rates, exchange rates or tax rates;

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  changes in, and application of, accounting rules;

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  changes in the regulations applicable to us;

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  litigation matters;

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  the success of large scale capital intensive projects;

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  liquidity, including the impact of our debt service costs; and

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  attrition and retention risk.

        As a result of these factors, WSII's historical financial results are not necessarily indicative of our future results.

WSII has not operated as part of a public company since 2007 and its resources may not be sufficient to fulfill our public company obligations.

        We are subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. While certain members of our management team have experience in managing a public company, we have not had all of the resources typically found in a public company since 2007. Our internal infrastructure may not be adequate to support our increased reporting obligations, and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws, the listing requirements of Nasdaq or such other national securities exchange on which our equity securities may trade and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of the business, which could adversely affect our business, financial condition, and operating results. Our business could be adversely affected if our internal infrastructure is inadequate, if we are unable to engage outside consultants or if we are otherwise unable to fulfill our public company obligations.

We incur significantly increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance efforts.

        We incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the "Dodd-Frank Act") and the Sarbanes-Oxley Act, as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), will substantially increase our expenses, including legal and accounting costs, and make some activities more time-consuming and costly. It is possible that these expenses will exceed the increases projected by management. These laws, rules and regulations may also make it more expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. Although the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act") may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

Risks Relating to Our Indebtedness

Our leverage may make it difficult for us to service our debt and operate our business.

        As of September 30, 2017, on a pro forma basis after giving effect to the Business Combination and the other transactions contemplated hereby (the "Transactions"), we would have had $528.0 million of total indebtedness, excluding deferred financing fees, consisting primarily of $190 million of borrowings under the ABL Facility, $300 million of senior secured notes (the "Notes") and $38.9 million of other financing obligations.

        Our leverage could have important consequences, including:

  •
  making it more difficult to satisfy our obligations with respect to our various debt (including the Notes) and liabilities;

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  requiring us to dedicate a substantial portion of our cash flow from operations to debt payments, thus reducing the availability of cash flow to fund internal growth through working capital and capital expenditures on our existing fleet or a new fleet and for other general corporate purposes;

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  increasing our vulnerability to a downturn in our business or adverse economic or industry conditions;

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  placing us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow and that, therefore, may be able to take advantage of opportunities that our leverage would prevent us from pursuing;

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  limiting our flexibility in planning for or reacting to changes in our business and industry;

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  restricting us from pursuing strategic acquisitions or exploiting certain business opportunities or causing us to make non-strategic divestitures; and

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  limiting, among other things, our ability to borrow additional funds or raise equity capital in the future and increasing the costs of such additional financings.

        Our cash finance costs for the nine months ended September 30, 2017 would have been approximately $27.5 million on a pro forma basis after giving effect to the Transactions. Our ability to meet our debt service obligations, including those under the ABL Facility and the Notes, or to refinance our debt depends on our future operating and financial performance, which will be affected by our ability to successfully implement our business strategy as well as general economic, financial, competitive, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments may limit or prevent us from taking any of these actions. If we default on the payments required under the terms of certain of our indebtedness, that indebtedness, together with debt incurred pursuant to other debt agreements or instruments that contain cross-default or cross-acceleration provisions, may become payable on demand, and we may not have sufficient funds to repay all of our debts. As a result, our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

Despite WSII'S current level of indebtedness, we and our subsidiaries will still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional debt in the future. After giving effect to the Transactions, as of September 30, 2017, WSII and the guarantors of the Notes and the ABL Facility would have had up to $402.4 million available for borrowing under the ABL Facility including letters of credit, subject to borrowing base availability. Although the indenture governing the senior secured notes (the "Indenture") and the credit agreement that governs the ABL Facility contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of debt that could be incurred in compliance with these restrictions could be substantial. In addition, the Indenture and the credit agreement that governs the ABL Facility do not prevent us from incurring other obligations that do not constitute indebtedness under those agreements. For example, following the consummation of the Acton acquisition on December 20, 2017, WSII had approximately $315 million of borrowings outstanding under the ABL Facility. If new debt is added to our and our subsidiaries' existing debt levels, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase.

We are subject to covenants that limit our operating and financial flexibility and, if we default under our debt covenants, we may not be able to meet our payment obligations.

        The ABL Facility and the Indenture, as well as any instruments that will govern any future debt obligations, contain covenants that impose significant restrictions on the way the Holdco Acquiror and its subsidiaries can operate, including restrictions on the ability to:

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  incur or guarantee additional debt and issue certain types of stock;

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  create or incur certain liens;

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  make certain payments, including dividends or other distributions, with respect to our equity securities;

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  prepay or redeem junior debt;

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  make certain investments or acquisitions, including participating in joint ventures;

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  engage in certain transactions with affiliates;

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  create unrestricted subsidiaries;

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  create encumbrances or restrictions on the payment of dividends or other distributions, loans or advances to, and on the transfer of, assets to the issuer or any restricted subsidiary;

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  sell assets, consolidate or merge with or into other companies;

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  sell or transfer all or substantially all our assets or those of our subsidiaries on a consolidated basis; and

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  issue or sell share capital of certain subsidiaries.

        Although these limitations are subject to significant exceptions and qualifications, these covenants could limit our ability to finance future operations and capital needs and our ability to pursue acquisitions and other business activities that may be in our interest. The Holdco Acquiror and its subsidiaries' ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If the Holdco Acquiror or any of its subsidiaries default on their obligations under the ABL Facility and the Indenture, then the relevant lenders or holders could elect to declare the debt, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing that debt. If the debt under the ABL Facility, the Indenture or any other material financing arrangement that we enter into were to be accelerated, our assets may be insufficient to repay in full the ABL Facility, the Notes and our other debt.

        The ABL Facility also requires our subsidiaries to satisfy specified financial maintenance tests in the event certain excess liquidity requirements are not satisfied. The ability to meet these tests could be affected by deterioration in our operating results, as well as by events beyond our control, including increases in raw materials prices and unfavorable economic conditions, and we cannot assure you that these tests will be met. If an event of default occurs under the ABL Facility, the lenders could terminate their commitments and declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be immediately due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions also may be accelerated or become payable on demand. In these circumstances, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness then outstanding.

        The amount of borrowings permitted at any time under the ABL Facility will be subject to compliance with limits based on a periodic borrowing base valuation of the collateral thereunder. As a result, our access to credit under the ABL Facility will potentially be subject to significant fluctuations depending on the value of the borrowing base of eligible assets as of any measurement date, as well as certain discretionary rights of the agent in respect of the calculation of such borrowing base value. As a result of any change in valuation, the availability under the ABL Facility may be reduced, or we may be required to make a repayment of the ABL Facility, which may be significant. The inability to borrow under the ABL Facility or the use of available cash to repay the ABL Facility as a result of a valuation change may adversely affect our liquidity, results of operations and financial position.

Risks Relating to the Notes

The Notes will be effectively subordinated to WSII and the ABL Guarantors indebtedness under the ABL Facility to the extent of the value of the collateral that secures the ABL Facility and the liens securing the Notes and the related guarantees are junior to the liens securing the ABL Facility. The value of the collateral securing the Notes may not be sufficient to satisfy all of WSII's obligations under the Notes.

        The ABL Facility is secured by a first priority lien on substantially all of WSII's and the ABL Facility guarantors' assets. The Notes and the guarantees are secured by a second priority lien on WSII's assets and the assets of the Note Guarantors that, pursuant to the terms of the intercreditor agreement, are junior to the lien securing the ABL Facility. In addition, the guarantee of the Notes by our indirect subsidiary, WS Equipment II are subordinated in right of payment to its obligations under the ABL Facility. WSII's first lien creditors are entitled to receive proceeds from the realization of value of the assets securing such indebtedness to repay such indebtedness in full before holders of the Notes (the "Noteholders") will be entitled to any recovery from such assets. As a result, the Notes and the guarantees will be effectively subordinated and as relates to the guarantee by WS Equipment II, contractually subordinated, in right of payment, to WSII's indebtedness under the ABL Facility, to the extent of the value of the collateral securing the ABL Facility. The Indenture will permit WSII and the Note Guarantors to incur additional first lien indebtedness in the future. Holders or lenders of additional first lien indebtedness, or an agent or representative acting on their behalf, may accede to, and benefit from, the intercreditor agreement without the consent of the Noteholders or the trustee or collateral agent for the Notes. In addition, the ABL Facility or other first lien indebtedness may be refinanced or replaced and the lenders or holders of the refinancing or replacement indebtedness will benefit from the intercreditor agreement, provided that the accession of the representative for the lenders or holders of such refinancing or replacement indebtedness complies with the applicable provisions of the intercreditor agreement in connection with such accession.

        In addition, certain other secured creditors may also have permitted liens on the collateral which rank senior to the liens thereon that will secure WSII's obligations under the Notes and the guarantees. Consequently, the Notes will also be effectively subordinated to such indebtedness to the extent of the value of the assets securing such indebtedness. The effect of this effective subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay until after all secured first priority claims against the affected entity have been fully paid.

        As of and for the nine months ended September 30, 2017, on a pro forma basis after giving effect to the Transactions, including entering into and borrowing under the ABL Facility, the issuance of the guarantees by the ABL Guarantors, the offering of the Notes and the issuance of the guarantees by the Note Guarantors and the assumed application of the estimated net proceeds therefrom:

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  WSII and the ABL Guarantors would have had outstanding an aggregate of $190 million of indebtedness secured by a first priority lien outstanding and $402.4 million of borrowing capacity (net of $7.6 million of letters of credit) under the ABL Facility, subject to, among other things, the maintenance of a sufficient borrowing base under the ABL Facility;

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  WSII and the Note Guarantors would have had an aggregate of $300 million of Notes outstanding secured by a second priority lien; and

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  WSII would have had outstanding an aggregate of $38.9 million of indebtedness under capital leases and other financing obligations that do not constitute collateral securing the ABL Facility or the Notes.

        Although the Indenture limits the incurrence of indebtedness and preferred stock of certain of WSII's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Not all of WSII's subsidiaries are Note Guarantors and therefore the Notes are structurally subordinated to all indebtedness of WSII's subsidiaries that do not become Note Guarantors.

        WSII's current Canadian and Mexican subsidiaries and WSII's future subsidiaries organized in jurisdictions outside the United States will not guarantee the Notes. As of September 30, 2017, on a pro forma basis giving effect to the Transactions, WSII's non-guarantor subsidiaries would have accounted for approximately $172.5 million, or 12.9%, of WSII's consolidated assets and approximately $54.9 million, or 7.0%, of WSII's consolidated liabilities (excluding intercompany assets and liabilities). In addition, for the twelve months ended September 30, 2017, on a pro forma basis giving effect to the Transactions, these subsidiaries contributed $45.8 million, or 10.7%, to consolidated revenue and $11.0 million or $11.1% to consolidated Adjusted EBITDA. Noteholders do not have any claim as a creditor against any of WSII's subsidiaries that do not become Note Guarantors. The Indenture, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. Debt and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries are effectively senior to Note claims against those subsidiaries. The Notes are not secured by any of the assets of non-guarantor subsidiaries.

        In addition, in the event of bankruptcy, liquidation or reorganization of any of WSII's subsidiaries that are not Note Guarantors, these non-guarantor subsidiaries will pay the holders of their debts, holders of their equity interests and their trade creditors before they will be able to distribute any of their assets to WSII.

In the event of a default, WSII may have insufficient funds to make any payments due on the Notes.

        A breach of any covenant in the credit agreement governing the ABL Facility, the Indenture or the agreements governing any other debt that WSII may have outstanding from time to time could result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, WSII may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to WSII. If WSII's debt is in default for any reason, our business, financial condition and results of operations could be materially adversely affected.

        If there were an event of default under any of WSII's debt instruments that was not cured or waived, the holders of the defaulted debt could terminate their commitments thereunder and cause all amounts outstanding with respect to such indebtedness to be due and payable immediately, which in turn could result in cross-defaults under WSII's other debt instruments, including the Indenture. We cannot ensure that WSII's assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if WSII defaulted on the ABL Facility and WSII were unable to repay, refinance or restructure that indebtedness, the holders of that debt could proceed against the collateral securing that indebtedness. If WSII is not able to refinance debt that has been accelerated, WSII may be forced into bankruptcy or liquidation, and WSII may not be able to repay its obligations under the Notes in such an event.

The terms of the Indenture and the intercreditor agreement permit, without the consent of the Noteholders, various releases of the Notes collateral, amendments and waivers with respect to the security documents relating to the Notes collateral and changes with respect to who controls actions with respect to the Notes collateral, that could be adverse to the Noteholders.

        The rights of the Noteholders with respect to the Notes collateral are substantially limited by the terms of the Indenture and the intercreditor agreement. Under the intercreditor agreement, at any time that obligations secured by a first-priority lien on the Notes collateral, including the first priority lien granted to the lenders under the ABL Facility, are outstanding, certain actions that may be taken with respect to (or in respect of) the Notes collateral, including the ability to cause the commencement of enforcement proceedings against the Notes collateral and to control the conduct of such proceedings, the release of Notes collateral from the liens securing the secured Notes, and waivers, amendments and consents in respect of the collateral documents will be at the direction of the holders of the obligations secured by first-priority liens on the Notes collateral (in each case, subject to certain exceptions) and the Noteholders may be adversely affected by such actions.

        In addition, because the holders of the indebtedness secured by first-priority liens on the Notes collateral will control the disposition of the Notes collateral, such holders could decide not to proceed against the Notes collateral, regardless of whether there is a default under the documents governing such indebtedness or under the Indenture. The intercreditor agreement contains certain provisions benefiting holders of indebtedness under WSII's ABL Facility, including provisions limiting the ability of the trustee and the collateral agent from objecting in a bankruptcy proceeding to a number of important matters regarding the Notes collateral and financing to be provided to us. After such bankruptcy filing, the value of the Notes collateral could materially deteriorate and Noteholders could be unable to raise an objection. In addition, the right of holders of obligations secured by first-priority liens to foreclose upon and sell the Notes collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

        The Notes collateral is also subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the ABL Facility and other creditors that have the benefit of first-priority liens on such collateral from time to time, whether on or after the date the Notes and guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Notes collateral as well as the ability of the collateral agent to realize or foreclose on such collateral.

The collateral securing the Notes may be diluted under certain circumstances.

        The collateral that secures the Notes also secures WSII's obligations under the ABL Facility. This collateral may also secure additional senior indebtedness, including additional notes and additional credit facilities debt that WSII incurs in the future, subject to restrictions on its ability to incur debt and liens under the ABL Facility and the Indenture. Noteholders' rights to the collateral would be diluted by any increase in the indebtedness secured on a pari passu or priority basis by this collateral.

There may not be sufficient collateral to pay all or any of the Notes.

        Under the terms of the security documents, the proceeds of any collection, sale, disposition or other realization of collateral received in connection with the exercise of remedies with respect to collateral (including distributions of cash, securities or other property on account of the value of the collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay amounts due, including interest, under the ABL Facility (including any post-petition interest with respect thereto, whether or not allowed or allowable in such bankruptcy proceeding), and to repay certain hedging and cash management obligations before the Noteholders receive any proceeds. As a result, the claims of Noteholders to such proceeds will rank behind the claims, including interest, of the lenders and the letter of credit issuers under the ABL Facility, including claims for certain hedging and cash management obligations. In addition, the terms of the Indenture permit the incurrence of additional debt that may be secured on a pari passu basis with the Notes or in certain instances on a senior basis with respect to the collateral.

        No appraisal of the value of the collateral has been made for purposes of the Notes offering. The fair market value of the collateral securing the Notes is subject to fluctuations based on factors that include, among others, the condition of the markets for the collateral, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. As a result, we can make no assurance that our historical book values will approximate fair value or that such fair value will be sufficient to fully collateralize the Notes offered hereby. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of this collateral will be sufficient to pay our obligations under the Notes.

        To the extent that liens permitted under the Indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first priority liens), encumber any of the collateral securing the Notes and the guarantees of the Notes, those parties may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the Indenture or the Noteholders to realize or foreclose on the collateral.

Certain security over the collateral securing the Notes was not in place on the date of issuance of the Notes and was not perfected on such date.

        Certain of the liens securing the Notes were not in place on the date of the issuance of the Notes and were not perfected on such date. Under the Indenture, WSII is required, on or prior to the 120th day after the closing of the Business Combination, to cause the collateral agent, for the benefit of the Noteholders, to have valid and perfected second priority liens on the collateral securing the Notes. The failure to comply with this requirement would constitute an event of default under the Indenture. As a result, in the event of an acceleration of the indebtedness under the Notes and the

Indenture prior to the grant of the security interest over the collateral securing the Notes in favor of the collateral agent, for the benefit of the Noteholders as described above (including following an event of default for failure to comply with the requirement to provide such security interest), Noteholders would have only an unsecured claim against our assets.

The Noteholders' rights in the collateral may be adversely affected by the failure to create valid liens or to perfect security interests.

        Under applicable law, a security interest in certain tangible and intangible assets can only be properly perfected, a valid lien created on such assets can only be granted, and the priority of such lien can only be retained, through certain actions undertaken by the secured party and/or the grantor of the security. The liens in the collateral securing the Notes may not be perfected or validly created with respect to the claims of the Notes if WSII or the collateral agent for the Notes fails or is unable to take the actions we are required to take to perfect or validly create any of these liens. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, and certain proceeds, can only be perfected at or promptly following the time such property and rights are acquired and identified.

        The trustee or the collateral agent may not properly monitor, or WSII may not comply with its obligations to inform the trustee or the collateral agent for the notes of, any future acquisition of property or rights by WSII, and the necessary action may not be taken to properly perfect the security interest in such after acquired property or rights. Such failure may result in the invalidity of the security interest in the collateral or adversely affect the priority of the security interest in favor of the Noteholders against third parties. Neither the trustee nor the collateral agent has any obligation to monitor the acquisition of additional property or rights by WSII or the perfection of any security interest.

The imposition of certain permitted liens could materially adversely affect the value of the collateral. In addition, certain assets are excluded from the collateral.

        The collateral securing the Notes may be subject to liens permitted under the terms of the Indenture and the ABL Facility, whether arising on or after the date the Notes are issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the Noteholders as well as the ability of the collateral agent to realize or foreclose on such collateral. Certain assets are excluded from the collateral securing the Notes.

There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and related guarantees will be released automatically, without the consent of the Noteholders or the consent of the trustee.

        Under various circumstances, collateral securing the Notes will be released automatically, including:

  •
  in whole or in part, as applicable, with respect to collateral which has been taken by eminent domain, condemnation or other similar circumstances;

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  in part, upon a sale, transfer or other disposal of such collateral in a transaction that complies with the covenant in the Indenture regarding asset sales;

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  in part, with respect to collateral held by a Note Guarantor, upon the release of such Note Guarantor from its guarantee of the Notes;

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  in part, in accordance with the applicable provisions of the Indenture, security documents and intercreditor agreement;

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  in whole upon satisfaction and discharge of the Indenture;

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  in whole upon a legal defeasance or covenant defeasance of the Indenture; or

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  in whole or in part with the consent of holders of at least 662/3% in aggregate principal amount of the Notes.

        In addition, the guarantees of the Notes of a Note Guarantor will be automatically released in connection with a sale of such Note Guarantor in a transaction permitted under the Indenture.

        The Indenture also permits WSII to designate one or more of its restricted subsidiaries that is a Note Guarantor as an unrestricted subsidiary. If WSII designates a Note Guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the Indenture. The designation of a restricted subsidiary that is a Note Guarantor as an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of such unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim relative to the Notes on the assets of such unrestricted subsidiary and its subsidiaries.

WSII will in most cases have control over the collateral.

        The Indenture and the security documents relating to the Notes allow WSII and the Note Guarantors to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral. So long as no default or event of default under the Indenture would result therefrom, WSII may, among other things, without any release or consent by the trustee or the collateral agent, conduct ordinary course activities with respect to the collateral such as selling, modifying, abandoning or otherwise disposing of collateral and making ordinary course cash payments, including repayments of indebtedness. Any of these activities could reduce the value of the collateral, which could reduce the amounts payable to Noteholders from the proceeds of any sale of the collateral in the case of an enforcement of the liens securing the Notes.

The collateral is subject to casualty risks and potential environmental liabilities.

        WSII intends to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for its business. Certain losses may, however, be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate WSII fully for its losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Notes and the related guarantees. In addition, even if there is sufficient insurance coverage, there may be significant delays in obtaining the insurance proceeds or replacement collateral. As a result, if WSII incurs an event that damages or destroys collateral, it could reduce the aggregate value of the collateral, which could reduce the amounts payable from the proceeds of any sale of the collateral in the case of an enforcement of the liens securing the Notes.

        Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because owners and operators of real property may be held liable, and the property itself could become subject to a lien, under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the Noteholders.

Noteholders' right in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

        Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Notes against third parties.

State law may limit the ability of the collateral agent, the trustee and the Noteholders to foreclose on the real property and improvements included in the collateral.

        The Notes are secured by, among other things, liens on real property and improvements located in the states in which WSII operates. The laws of those states may limit the ability of the collateral agent, the trustee and the Noteholders to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests that secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure. The Noteholders, the collateral agent and the trustee also may be limited in the ability to enforce a breach of the "no liens" covenant in the Indenture. Some court decisions have placed limits on a lender's ability to prohibit and to accelerate debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens or leasehold estates, and the applicable creditor may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of such creditor's security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of any such preemption is uncertain. Accordingly, a court could prevent the collateral agent, the trustee and the Noteholders from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Pledges of equity interests of certain of WSII's foreign subsidiaries will not be perfected pursuant to foreign law pledge documents.

        Part of the collateral for the repayment of the Notes will consist of a pledge of 65% of the voting stock and 100% of the non-voting stock of first-tier foreign subsidiaries owned by WSII or the Note Guarantors. Although such pledges of equity interests will be granted under United States security documents, it may be necessary or desirable to perfect such pledges under foreign law pledge documents. No perfection steps are expected to be taken under foreign law with respect to such pledges of equity interests.

A guarantee could be voided if it constitutes a fraudulent transfer under bankruptcy or similar state or foreign law, which would prevent the Noteholders from relying on that guarantor to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees or liens granted in connection therewith can be voided, or claims under the guarantees may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        The guarantees may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor or the benefit of any security interest provided thereby. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including subordinated or contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        WSII cannot be certain as to the standards a court would use to determine whether or not WSII or the Note Guarantors were solvent at the relevant time, or, regardless of the standard that a court were to use, that the issuance of the Notes and the guarantees would not be subordinated to our or any Note Guarantor's other debt.

        If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Note Guarantor, the obligations of the applicable Note Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Note Guarantor's other debt or take other action detrimental to the Noteholders.

In the event of WSII's bankruptcy, the ability of the Noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations.

        The ability of Noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of WSII's bankruptcy. Under applicable U.S. federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

  •
  the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

  •
  any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

  •
  any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

  •
  any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

        Thus, upon the commencement of a bankruptcy case, secured creditors are prohibited from, among other things, repossessing their collateral from a debtor, or from disposing of such collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use, sell or lease collateral (including cash that constitutes collateral) in the ordinary course of its business even though the debtor is in default under the applicable debt instruments. The bankruptcy court will prohibit or condition such use, sale or lease of collateral as it determines is necessary to provide "adequate protection" of the secured creditor's interest in the collateral. The meaning of the term "adequate protection" may vary according to the circumstances, but is intended generally to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional or replacement security or claims, if and at such times as the court in its discretion determines any diminution in the value of the collateral occurs as a result of the debtor's use, sale or lease of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the trustee or collateral agent under the Indenture could foreclose upon or sell the collateral or whether or to what extent Noteholders would be compensated for any delay in payment or loss of value as a result of the use, sale or lease of their collateral through the requirement of "adequate protection." A creditor may seek relief from the stay from the bankruptcy court to take any of the acts described above that would otherwise be prohibited by the automatic stay. Bankruptcy courts have broad discretionary powers in determining whether to grant a creditor relief from the stay.

In the event of a bankruptcy of WSII or any of the Note Guarantors, Noteholders may be deemed to have an unsecured claim to the extent that WSII's obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes.

        In any bankruptcy proceeding with respect to WSII or any of the Note Guarantors, it is possible that the bankruptcy trustee, the debtor in possession or competing creditors will assert that the fair market value of the collateral securing the Notes on the date of the bankruptcy filing is not sufficient to satisfy all prior claims secured by the collateral and the then-current principal amount of the Notes. Upon a finding by the bankruptcy court that the Notes are under-secured, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the Noteholders would be limited by the value of the collateral.

        Other consequences of a finding that the Notes are under-secured would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive other "adequate protection" under the Title 11 of the United States Code, as amended (the "U.S. Bankruptcy Code"). In addition, if any payments of post-petition interest had been made at the time of such a finding that the Notes are under-secured, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.

The value of the collateral securing the Notes may not be sufficient to secure post-petition interest, if applicable.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us in the United States, Noteholders will only be entitled to post-petition interest, if applicable, under the U.S. Bankruptcy Code, to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Noteholders that have a security interest in the collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, fees or expenses under the U.S. Bankruptcy Code or be entitled to adequate protection with respect to any under secured portion of their claims under the Notes. No appraisal of the fair market value of the collateral was prepared in connection with the offering of the Notes and WSII therefore cannot assure that the value of the holders' interest in the collateral equals or exceeds the principal amount of the Notes.

Any future pledge of collateral in favor of the Noteholders might be voidable in bankruptcy.

        Any future pledge of collateral in favor of the Noteholders, including pursuant to security documents delivered after the date of the Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the U.S. Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the Noteholders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced with 90 days following the pledge, or, in certain circumstances, a longer period.

WSII may be unable to purchase the Notes upon a change of control, and the change of control provision in the Indenture may not afford Noteholders certain protections against certain corporate events.

        Upon the occurrence of specified kinds of change of control events, WSII will be required to offer to repurchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. However, it is possible that WSII will not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. If WSII is required to repurchase the Notes, WSII would probably require third party financing. WSII cannot be sure that it would be able to obtain third party financing on acceptable terms, or at all.

        One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of WSII's assets. However, the phrase "all or substantially all" will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of "all or substantially all" of WSII's capital stock or assets has occurred, in which case, the ability of a Noteholder to obtain the benefit of an offer to repurchase all of a portion of the Notes held by such Noteholder may be impaired.

        The change of control provision contained in the Indenture may not necessarily afford protection to Noteholders in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving WSII that may adversely affect Noteholders, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a "change of control" as defined in the Indenture. Except in certain limited circumstances as provided therein, the Indenture does not contain provisions that require WSII to offer to repurchase or redeem the Notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

        The events that constitute a change of control are also events of default under the ABL Facility. These events will permit the lenders under the ABL Facility to accelerate the indebtedness outstanding thereunder. If WSII is required to repurchase the Notes pursuant to a change of control offer and repay certain amounts outstanding under the ABL Facility if such indebtedness is accelerated, WSII is likely to require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. If the indebtedness under the ABL Facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting WSII's ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer to purchase provisions to the Noteholders.

There is no established trading market for the Notes and Noteholders may not be able to sell the Notes readily or at all or at or above the price they paid, and there can be no assurance that an active trading market will develop.

        The Notes are a new issue of securities and there is no established trading market for them. WSII cannot assure you that an active trading market will develop for the Notes or if one does develop, that it will be maintained. WSII expects the Notes to be eligible for trading by "qualified institutional buyers" as defined under Rule 144A under the Securities Act, and to persons that are "not U.S. persons" as defined under Regulation S under the Securities Act. WSII does not intend to apply for the Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers of the Notes have advised that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue any market making in the Notes at any time without notice. Noteholders may not be able to sell their Notes at a particular time or at favorable prices. As a result, WSII cannot assure as to the liquidity of any trading market for the Notes. Accordingly, Noteholders may be required to bear the financial risk of their investment in the Notes indefinitely. If a trading market were to develop, future trading prices of the Notes may be volatile and will depend on many factors, including:

  •
  changes in the overall market for securities similar to the Notes;

  •
  changes in WSII's financial performance or prospects;

  •
  the prospects for companies in WSII's industry generally;

  •
  the number of Noteholders;

  •
  the interest of securities dealers in making a market for the Notes; and

  •
  prevailing interest rates.

        Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading market for the Notes. In such cases, Noteholders may not be able to sell the Notes at a particular time or at a favorable price.

        The Notes will not be registered and may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required.

There are restrictions on the ability of Noteholders to resell the Notes.

        The offer and sale of the Notes and the related guarantees were not registered under the Securities Act or any state securities laws. Absent such registration, the Notes and guarantees were offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws. Moreover, the safe harbor under

Rule 144 under the Securities Act for resales of restricted securities by non-affiliates of the issuer will not be available to purchasers of the Notes until one year after they purchased the Notes. These restrictions will significantly limit the ability to resell the Notes.

WSII faces risks related to rating agency downgrades.

        WSII expects one or more rating agencies to rate the Notes. If such rating agencies either assign the Notes a rating lower than the rating expected by investors, or reduce the rating in the future, the market price of the Notes could be adversely affected. In addition, if any other outstanding debt of WSII is rated and subsequently downgraded, raising capital could become more difficult, borrowing costs under WSII's credit facilities and other future borrowings may increase and the market price of the Notes may decrease.

The market price for the Notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Even if a trading market for the Notes develops, it may be subject to disruptions and price volatility. Any disruptions may have a negative effect on Noteholders, regardless of WSII's prospects and financial performance.

Many of the restrictive covenants contained in the Indenture will not apply during any period in which the Notes are rated investment grade by both Moody's and Standard & Poor's.

        Many of the restrictive covenants contained in the Indenture will not apply to WSII during any period in which the Notes are rated investment grade by both Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, provided that at such time no default or event of default has occurred and is continuing. Such covenants include restrictions on, among other things, WSII's ability to make certain distributions, incur indebtedness and enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade or that if the Notes ever are rated investment grade they will maintain these ratings. However, suspension of these covenants would allow WSII to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the Indenture.

WSII may be unable to repay or repurchase the Notes at maturity.

        At maturity, the entire outstanding principal amount of the Notes, together with accrued and unpaid interest, if any, will become due and payable. WSII may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If, upon the maturity date, other arrangements prohibit WSII from repaying the Notes, WSII could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or is could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if WSII were not able to obtain such waivers or refinance these borrowings, WSII would be unable to repay the Notes.

The Notes will initially be held in book-entry form, and therefore holders must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.

        Unless and until certificated Notes are issued in exchange for book-entry interests in the Notes, owners of the book-entry interests will not be considered owners or holders of Notes. Instead, the Depository Trust Company ("DTC"), or its nominee, will be the sole holder of the Notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants' accounts that hold book-entry interests in the Notes in global form and credited by such participants to indirect participants. Unlike Noteholders themselves, owners of book-entry interests will not have the direct right to act upon WSII's solicitations for consents or requests for waivers or other actions from Noteholders. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

Risks Relating to the Warrants

The Warrants will become exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

        We have 50,000,000 outstanding Public Warrants exercisable for 25,000,000 shares of Class A Common Stock at an exercise price of $11.50 per whole share, which warrants will become exercisable on December 29, 2017. In addition, there are 19,500,000 Private Warrants outstanding exercisable for 9,750,000 shares of Class A Common Stock at an exercise price of $11.50 per whole share. To the extent such warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

        We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give notice of such redemption. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the Private Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

        The exercise price for the outstanding warrants is $11.50 per share of Class A Common Stock, and the warrants will expire at 5:00 p.m., New York City time, on November 29, 2022, or earlier upon redemption or liquidation. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Shares held by Double Eagle Acquisition LLC ("DEAL"), Jeff Sagansky, Harry E. Sloan and TDR will be subject to transfer and voting restrictions under the Earnout Agreement for three years, subject to early release in certain circumstances. Upon release, significant sales of such shares could have a negative impact on the trading price of our stock.

        Sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A Common Stock and could materially impair our future ability to raise capital through offerings of common stock or other equity securities.

        We have 92,669,193 shares of common stock outstanding. DEAL and Harry E. Sloan (the "Founders") have agreed to deposit 12,425,000 shares of Class A Common Stock in escrow to be subject to transfer restrictions for a period of three years, subject to early release, pursuant to an earnout agreement entered into at the closing of the Business Combination (the "Earnout Agreement"). In addition, the Founders and our former independent directors (the "initial shareholders") have agreed not to transfer, assign or sell any of their shares of Class A Common Stock until the date that is one year after the date of the consummation of our Business Combination or earlier if, subsequent to our Business Combination, (i) the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination, or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. However, assuming such shares are released to the Founders in accordance with the Earnout Agreement, following the termination of these transfer restrictions, we cannot predict what effect, if any, market sales of common stock held by our initial shareholders or any other shareholder or the availability of these shares for future sale will have on the market price of our Class A Common Stock.

USE OF PROCEEDS

        We will receive the proceeds from the exercise of the Warrants (to the extent such Warrants are exercised for cash), but not from (i) the sale of the underlying shares of Class A Common Stock by the holders of such Warrants or (ii) the resale of any Warrants. We will receive up to an aggregate of approximately $399,625,000 from the exercise of the Warrants, assuming all of the Warrants are exercised for cash. Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion to allocate the proceeds from the exercise of the Warrants. We may provide additional information on the use of proceeds from the exercise of the Warrants in an applicable prospectus supplement or other offering materials related to the offered securities.

        There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a "cashless basis," the amount of cash we would receive from the exercise of the Warrants will decrease.

 SELLING SECURITYHOLDERS

        This prospectus relates to the possible resale by the Selling Securityholders of (i) up to 9,750,000 shares of Class A Common Stock issuable upon the exercise of 19,500,000 Private Warrants, which are each exercisable for one-half of one share of Class A Common Stock at an exercise price of $5.75 per half-share ($11.50 per whole share) and (ii) up to 19,500,000 Private Warrants. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain Selling Securityholders in connection with the Business Combination.

        Simultaneously with the closing of our initial public offering, we issued 19,500,000 Private Warrants to the Founders and our former independent directors. The issuance of such securities was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D promulgated thereunder.

        The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Warrants set forth below pursuant to this prospectus. When we refer to the "Selling Securityholders" in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders' interest in the shares of Class A Common Stock and/or Private Warrants after the date of this prospectus.

        The following table sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering the shares of Class A Common Stock and Public Warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular holder's warrants, if any, and did not assume exercise of any other holder's warrants. The 25,000,000 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below.

        We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock or Public Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock or Public Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

        Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder's securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See "Plan of Distribution."

        Unless otherwise indicated, the address of each beneficial owner listed on the table below is 2121 Avenue of the Stars, Suite 2300, Los Angeles, California 90067.

	Shares Beneficially Owned Prior to the Offering(1)	Warrants Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering(1)
			Shares Being Offered	Warrants Being Offered
					Shares	Percentage
Name of Selling Securityholder:
Jeff Sagansky(2)(3)	—	—	3,637,500	7,275,000	—	—
Harry E. Sloan(4)	—	—	3,637,500	7,275,000	—	—
Dennis A. Miller(5)	850,000	1,650,000	825,000	1,650,000	25,000	*
James M. McNamara(5)	850,000	1,650,000	825,000	1,650,000	25,000	*
Fredric D. Rosen(6)	660,000	1,250,000	625,000	1,250,000	35,000	*
Samuel N. Rosen 2015 Trust(7)	100,000	200,000	100,000	200,000	—	—
Sara L. Rosen Trust(8)	100,000	200,000	100,000	200,000	—	—

*
Less than 1%

(1)
The percentage of beneficial ownership is calculated based on 84,644,774 shares of Class A Common Stock outstanding as of December 20, 2017. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by them.

(2)
Represents 100% of the shares held by DEAL. Mr. Sagansky has voting and dispositive control over the shares held by DEAL. Mr. Sagansky has served on our board of directors since September 2015.

(3)
Beneficial ownership excludes 6,337,500 shares of Class A Common Stock which were deposited into escrow at the closing of the Business Combination and will be released in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow, Mr. Sagansky will not have the ability to transfer or vote such shares. Also excludes 3,637,500 shares of Class A Common Stock underlying 7,275,000 Private Warrants being offered herein. Pursuant to the terms of the Earnout Agreement, these Private Warrants are not transferable or exercisable for 12 months following the closing of the Business Combination.

(4)
Beneficial ownership excludes 6,087,500 shares of Class A Common Stock, which were deposited into escrow at the closing of the Business Combination and will be released in accordance with the terms of the Earnout Agreement and the Escrow Agreement. While such shares are held in escrow, Mr. Sloan will not have the ability to transfer or vote such shares. Also excludes 3,637,500 shares of Class A Common Stock underlying 7,275,000 Private Warrants being offered herein. Pursuant to the terms of the Earnout Agreement, these Private Warrants are not transferable or exercisable for 12 months following the closing of the Business Combination.

(5)
Represents (i) 25,000 shares of Class A Common Stock and (ii) 825,000 shares of Class A Common Stock underlying 1,650,000 Private Warrants, each exercisable to purchase one-half of one share of Class A Common Stock at $5.75 per half-share ($11.50 per whole share).

(6)
Represents (i) 25,000 shares of Class A Common Stock (ii) 625,000 shares of Class A Common Stock underlying 1,250,000 Private Warrants, each exercisable to purchase one-half of one share of Class A Common Stock at $5.75 per half-share ($11.50 per whole share) and (iii) 20,000 Public Warrants. Mr. Rosen has served on our board of directors since September 2015.

(7)
Represents Private Warrants held directly by the Samuel N. Rosen 2015 Trust (the "Samuel Trust"). Mr. Rosen is a trustee of the Samuel Trust and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

(8)
Represents Private Warrants held directly by the Sara L. Rosen Trust (the "Sara Trust"). Mr. Rosen is a trustee of the Sara Trust and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.

Material Relationships with the Selling Securityholders

Transactions Related to our Initial Public Offering

Founder Shares

        On July 1, 2015, DEAL purchased 12,218,750 Class B ordinary shares (the "founder shares"), for $25,000, or approximately $.002 per share. On July 29, 2015, DEAL transferred 6,109,375 founder shares to Harry E. Sloan for a purchase price of $12,500 (the same per-share purchase price initially paid by DEAL). On August 27, 2015, DEAL and Mr. Sloan transferred an aggregate of 25,000 founder shares on a pro rata basis to each of Double Eagle's independent directors at their original purchase price. On August 27, 2015, Mr. Sloan transferred 665,500 founder shares to DEAL. On September 10, 2015, Double Eagle effected a stock capitalization of approximately .129 shares for each outstanding Class B ordinary share, resulting in the initial shareholders holding an aggregate of 13,800,000 founder shares. The closing of the initial public offering included an initial partial exercise (2,000,000 units) of the overallotment option granted to the underwriters. Following the initial public offering, an aggregate of 1,300,000 of the founder shares (consisting of 1,271,500 shares held by DEAL, an aggregate of 9,705 shares held by our independent directors and 18,524 shares held by Mr. Sloan) were surrendered for no consideration due to the partial exercise by the underwriters of their over-allotment option.

        The initial shareholders have agreed not to transfer, assign or sell any of their founder shares until the date that is one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, (i) the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company's stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

        In addition to the foregoing, certain of the founder shares and Private Warrants are subject to additional transfer restrictions as described under "Transactions Related to the Business Combination—Earnout Agreement" and "Transactions Related to the Business Combination—Escrow Agreement" below.

Private Warrants

        The initial shareholders purchased from Double Eagle 19,500,000 Private Warrants in the aggregate at a price of $0.50 per warrant (an aggregate purchase price of $9.75 million) concurrently with our initial public offering. Each Private Warrant entitles the holder to purchase one-half of one share of Class A Common Stock at $5.75 per one-half share ($11.50 per whole share). The Private Warrants (including the share of Class A Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until December 29, 2017, and they will be non-redeemable so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers of the Private Warrants or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.

Reimbursement of Shareholder Advances

        We expect to reimburse a shareholder for advances made to pay working capital expenses prior to the closing of the Business Combination.

Administrative Services Fee

        Until the consummation of the Business Combination, we reimbursed DEAL for office space, secretarial and administrative services provided to members of Double Eagle's management team by DEAL, members of DEAL, and Double Eagle's management team or their affiliates in an amount up to $15,000 per month when such space and/or services were utilized and Double Eagle did not pay a third party directly for such services.

Transactions Related to the Business Combination

Earnout Agreement

        In connection with the Business Combination, the Founders and the TDR Investor entered into the Earnout Agreement in consideration for the equity investment made by the TDR Investor. Pursuant to the terms and conditions of the Earnout Agreement, at Closing, all of the 12,425,000 shares of Class A Common Stock held by the Founders were placed in escrow and all of the 14,550,000 Private Warrants owned by the Founders were deemed restricted, in each case to be released upon the occurrence of certain triggering events in the amounts and to the parties set forth below and in further detail in the Earnout Agreement.

        If, at any time during the period of three (3) years following the Closing, the closing price of the shares of Class A Common Stock (i) exceeds $12.50 per share for 20 out of any 30 consecutive trading days, then 6,212,500 shares will be released from escrow and 3,106,250 shares will be released to the Founders and 3,106,250 shares will be released to the TDR Investor; and (ii) exceeds $15.00 per share for 20 out of any 30 consecutive trading days, an additional 6,212,500 shares will be released from escrow and 3,106,250 shares will be released to the Founders and 3,106,250 shares will be released to the TDR Investor.

        Notwithstanding the foregoing, if within 12 months after the Closing, the Company acquires, or enters into a definitive agreement to acquire, a business similar to that of Williams Scotsman that has an enterprise value of $750 million or more, which is referred to herein as a "qualifying acquisition," and the escrow account has not yet been reduced by the occurrence of the events in the preceding paragraph, then 4,000,000 shares will be released from escrow and distributed to the Founders upon the closing of such qualifying acquisition and the releases contemplated by the preceding paragraph will no longer apply. The 12-month period applicable to the completion of such qualifying acquisition is subject to extension, at the TDR Investor's sole option, in the event the TDR Investor elects to extend the 12-month period during which it is obligated to contribute additional capital to the Company. If at any time following the consummation of such qualifying acquisition during the period of three (3) years following the Closing, if the closing price of the shares of Class A Common Stock (i) exceeds $12.50 per share for 20 out of any 30 consecutive trading days, 5,616,667 shares will be released from escrow and 1,872,223 shares will be released to the Founders and 3,744,444 shares will be released to the TDR Investor; and (ii) exceeds $15.00 per share for 20 out of any 30 consecutive trading days, then 2,808,333 shares will be released from escrow and 936,111 shares will be released to the Founders and 1,872,222 shares will be released to the TDR Investor.

        Each of the triggering events set forth in the Earnout Agreement will be independent events and in the event a triggering event occurs prior to the occurrence of a qualifying acquisition, the number of shares to be released upon such qualifying acquisition will be reduced on a pro rata basis. For the avoidance of doubt, no additional shares will be placed in escrow at any time for release or issuance under the Earnout Agreement.

        With respect to the Private Warrants owned by the Founders restricted thereunder, such warrants shall be deemed restricted for a period of 12 months from the Closing (or such later date as the TDR Investor agrees). During such restricted period, in the event that the Company consummates a qualifying acquisition, one third (1/3) of the warrants will be transferred to the TDR Investor and the Founders will retain ownership of the remaining two thirds (2/3) of the warrants.

        The Earnout Agreement is subject to termination upon: (i) mutual written consent of the parties; (ii) termination of the Stock Purchase Agreement; (iii) the Company being generally unable to pay its debts as they become due; or (iv) the earlier of the expiration of the time periods set forth therein and the depletion of all shares from the escrow account and expiration of the restricted period applicable to the Private Warrants.

Escrow Agreement

        In connection with the Business Combination, the Company, the Founders, the TDR Investor and Continental Stock Transfer & Trust Company, as escrow agent, entered into the Escrow Agreement in consideration for the equity investment by the TDR Investor. The Escrow Agreement provides for, among other things, restricting the escrow shares in an escrow account until such time as the escrow shares are to be released by the escrow agent to the Founders and/or the TDR Investor, as the case may be, upon the occurrence of certain triggering events as specifically set forth in the Earnout Agreement. The Founders and the TDR Investor agreed to the appointment of an escrow agent to hold the Founder's shares which are subject to the Earnout Agreement in escrow (collectively, the "escrow shares") and administer release thereof in accordance with the terms and conditions of the Earnout Agreement. The escrow agent is holding the escrow shares as a book-entry position registered in the name of the escrow agent until any such shares are released to the Founders or transferred to the TDR Investor. All voting rights and other shareholder rights with respect to the escrow shares are suspended until such shares are released from the escrow account.

        The escrow agent will release the escrow shares only in accordance with the joint written instructions executed by each Founder party to the Escrow Agreement and the TDR Investor, in the form of a release notice contemplated by the Earnout Agreement, which notices shall in each case be promptly issued upon the occurrence of each triggering event as set forth in the Earnout Agreement. The escrow agent will have no obligation to determine whether a triggering event under the Earnout Agreement has occurred or is contemplated to occur. The escrow agent will have only those duties as are specifically and expressly provided in the Escrow Agreement, which will be deemed purely ministerial in nature. The escrow agent will keep proper books of record and account in which full and correct entries will be made of all release activity in the escrow account. The escrow agent will not be liable for any error of judgment, except for its own gross negligence, willful misconduct or actions taken in bad faith (each as determined by a final judgment of a court of competent jurisdiction). Absent gross negligence, bad faith or willful misconduct, the escrow agent may rely upon and will not be liable for acting or refraining from acting upon any written document furnished to it and reasonably believed by it to be genuine.

        In the event that the escrow agent is uncertain or believes there is some ambiguity as to its duties or rights hereunder or receives instructions, claims or demands from any party that, in its opinion, conflict with any of the provisions of the Escrow Agreement, the escrow agent will be entitled to refrain from taking any action and its sole obligation will be to keep safely all property held in escrow until it is given a joint direction in writing by the Founders and the TDR Investor that eliminates such ambiguity or uncertainty to the satisfaction of the escrow agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.

        The Escrow Agreement will terminate on the earlier of the termination of the Earnout Agreement and five calendar days after all the escrow shares have been released. The escrow agent may resign from its duties or obligations by giving 30 days' advance notice in writing of such resignation. By joint written instructions, the Founders and the TDR Investor will have the right to terminate their appointment of the escrow agent upon 30 days' notice to the escrow agent.

        The escrow agent is entitled to compensation for its services under the Escrow Agreement as escrow agent and for reimbursement for its reasonable, documented out-of-pocket costs and expenses incurred by it in performance of its duties.

        The escrow agent is liable for any losses of the Founders or the TDR Investor only to the extent such losses are determined by a court of competent jurisdiction to be a result of the escrow agent's bad faith, gross negligence or willful misconduct; provided, however, that any liability of the escrow agent with respect to, arising from or arising in connection with the Escrow Agreement, or from all services provided or omitted to be provided under the Escrow Agreement, will not exceed the aggregate value of the escrow shares deposited with the escrow agent. The Founders and the TDR Investor will jointly and severally indemnify and hold the escrow agent harmless from and against, and the escrow agent will not be responsible for, any and all losses arising out of or attributable to the escrow agent's duties under the Escrow Agreement, including the reasonable costs and expenses of defending itself.

Registration Rights Agreement

        In connection with the closing of the Business Combination, the Company, the TDR Investor, A/S Holdings, and certain other parties named on the signature pages thereto, entered into an amended and restated registration rights agreement (the "Registration Rights Agreement"), that amends and restates that certain registration rights agreement, dated September 10, 2015 by and among the Company and certain of its initial investors and provides such initial investors, the TDR Investor and A/S Holdings with certain demand, shelf and piggyback registration rights covering all shares of Class A Common Stock owned by each holder, until such shares cease to be "Registrable Securities" as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of the TDR Investor, A/S Holdings and certain of the initial investors (the "Initiating Holders"), the right to request an unlimited number of demands, at any time following the Closing and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of the TDR Investor, A/S Holdings and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the Closing. The Company is responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the TDR Investor, A/S Holdings or the Initiating Holders.

PLAN OF DISTRIBUTION

        We are registering (i) the issuance of 25,000,000 shares of Class A Common Stock upon the exercise of the Public Warrants, (ii) the issuance and resale of up to 9,750,000 shares of Class A Common Stock issuable upon the exercise of 19,500,000 Private Warrants and (iii) the resale of 19,500,000 Private Warrants.

        We are required to pay all fees and expenses incident to the registration of the Private Warrants and shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

        The shares of Class A Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term "Selling Securityholders" includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Subject to the provisions of our Securities Trading Policy, the Selling Securityholders may sell their shares by one or more of, or a combination of, the following methods:

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  an over-the-counter distribution in accordance with the rules of The Nasdaq Capital Market;

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  through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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  to or through underwriters or broker-dealers;

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  in "at the market" offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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  in privately negotiated transactions;

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  in options transactions;

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  through a combination of any of the above methods of sale; or

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  any other method permitted pursuant to applicable law.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Subject to the provisions of our Securities Trading Policy, in connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        Subject to the provisions of our Securities Trading Policy, a Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Exercise of Warrants

        The Warrants may be exercised on or before the expiration date by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the "Warrant Agent"), at its corporate trust department, (i) the certificate in physical form ("Definitive Warrant Certificate") evidencing the warrants to be exercised, or, in the case of a book-entry certificate ("Book-Entry Warrant Certificate"), the warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the "Depositary") designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase shares of Class A Common Stock pursuant to the exercise of a warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary's procedures, and (iii) by paying in full the warrant price for each full share of Class A Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the share of Class A Common Stock and the issuance of such shares.

        The Public Warrants will be required to be exercised on a cashless basis in the event of a redemption of such Public Warrants pursuant to the warrant agreement governing such Public Warrants, in which our Board has elected to require all holders of the Public Warrants who exercise their warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its Public Warrants on a cashless basis by surrendering his, her or its Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants to be exercised, multiplied by the difference between the exercise price of the Public Warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" means the average last sale price of the shares of Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants.

        No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of such Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to such holder.

 DESCRIPTION OF SECURITIES

        The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

        Our Certificate of Incorporation authorizes the issuance of 501,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, including 400,000,000 shares of Class A common stock, $0.0001 par value per share ("Class A Common Stock") and 100,000,000 shares of Class B common stock, $0.0001 par value per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock"). As of December 20, 2017, there were 92,669,193 shares of Common Stock outstanding, including 84,644,774 shares of Class A Common Stock and 8,024,419 shares of Class B Common Stock held of record by seven and two holders, respectively, no shares of preferred stock outstanding and 69,500,000 warrants outstanding held of record by nine holders, including 50,000,000 Public Warrants and 19,500,000 Private Warrants. The foregoing numbers do not include DTC participants or beneficial owners holding shares through nominee names.

        The Class B Common Stock may only be issued to and held by affiliates of TDR Capital (collectively, the "Permitted Holders"). At any time the Holdco Acquiror issues common stock (the "Holdco Shares") to a Permitted Holder, the Company will issue a share of Class B Common Stock to such Permitted Holder. Upon the conversion or cancellation of any of the Holdco Shares held by the Permitted Holders pursuant to that certain Exchange Agreement, dated as of November 29, 2017, by and among the Company, the Sellers and the Holdco Acquiror (the "Exchange Agreement"), the corresponding shares of Class B Common Stock automatically will be cancelled for no consideration. Shares of Class B Common Stock may only be transferred to a person other than the Company if the transferee is a Permitted Holder and an equal number of Holdco Shares are simultaneously transferred to such transferee in accordance with the terms of the Exchange Agreement.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B Common Stock are not entitled to share in any such dividends or other distributions.

Liquidation, Dissolution and Winding Up

        In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the post-combination company, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied. Holders of Class B Common Stock are not entitled to receive any portion of any such assets in respect of their shares of Class B Common Stock.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

        Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. Class I directors will serve until the 2018 annual meeting, Class II directors will serve until the 2019 annual meeting and Class III directors will serve until the 2020 annual meeting. There is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our common stock.

Founder Shares

        In connection with the consummation of the Business Combination, the founder shares automatically converted on a one-for-one basis into shares of Class A Common Stock. Upon the closing of the Business Combination, an aggregate of 12,425,000 founder shares owned by the Founders were placed into escrow and are subject to certain transfer restrictions for a period of three years following the consummation of the Business Combination, pursuant to the terms of that certain Earnout Agreement, dated as of November 29, 2017, by and between the Company, Sapphire Holdings S.à r.l (the "TDR Investor"), DEAL and Harry E. Sloan (the "Earnout Agreement"). While in escrow, these shares may not be voted or disposed of. For a description of the terms of release of these shares from escrow, please see the information set forth under "Earnout Agreement" and "Escrow Agreement" in the Proxy Statement/Prospectus beginning on page 86 and 87, respectively.

        In addition to the foregoing restrictions, with certain limited exceptions, these shares are not otherwise transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with DEAL, each of whom will be subject to the same transfer restrictions) until the earlier of (x) one year after the completion of the Business Combination or earlier if, subsequent to the closing of the Business Combination, the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Business Combination, and (y) the date following the closing of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Preferred Stock

        Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

        We have outstanding warrants exercisable for 34,750,000 shares of Class A Common Stock, consisting of: (i) 50,000,000 Public Warrants and (ii) 19,500,000 warrants, each exercisable for one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per whole share) ("Private Warrants").

        The Public Warrants and Private Warrants were issued under a warrant agreement dated September 10, 2015, between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to such warrants.

Public Warrants

        Each Public Warrant entitles the registered holder to purchase one-half of one share of our Class A Common Stock at a price of $5.75 per half share, subject to adjustment as discussed below, at any time commencing on December 29, 2017 (i.e., 30 days after the completion of the Business Combination). In addition, Public Warrants must be exercised for a whole share. For example, if a warrant holder holds two Public Warrants, such Public Warrants will be exercisable for one share of the Company's Class A Common Stock. The Public Warrants will expire on November 29, 2022 (i.e., five years after the completion of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue any shares of Class A Common Stock to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

        This registration statement of which this prospectus is part, provides for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, or register or qualify the shares under applicable blue sky laws.

        Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

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  in whole and not in part;

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  at a price of $0.01 per warrant;

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  upon not less than 30 days' prior written notice of redemption to each warrant holder; and

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  if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

        If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrants prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 Public Warrant exercise price (for whole shares) after the redemption notice is issued.

        If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their Public Warrants on a "cashless basis," our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrant, multiplied by the difference between the exercise price of the Public Warrant and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" means the average reported closing price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the "fair market value" in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the holders of our Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

        A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the Public Warrant agent's actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

        If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

        Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised its Public Warrants immediately prior to such event. If less than seventy percent (70%) of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Public Warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Public Warrant.

        The Public Warrants have been issued under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is part, for a complete description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

        The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the Public Warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        Public Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Public Warrant holder.

Private Warrants

        The Founders and our former independent directors purchased 19,500,000 Private Warrants at a price of $0.50 per Private Warrant for an aggregate purchase price of $9,750,000 in a private placement that occurred simultaneously with our initial public offering. The warrant agreement provides that the Private Warrants may be exercised commencing on December 29, 2017 (i.e., 30 days following the closing of the Business Combination). So long as the Private Warrants are held by the initial shareholders or their permitted transferees, such warrants may be exercised on a cashless basis and will not be redeemable by us. If the Private Warrants are held by holders other than the initial shareholders or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants.

        If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" means the average last sale price of the Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

        In addition, pursuant to the terms of the Earnout Agreement, all of the Private Warrants held by the Founders and Jeff Sagansky (14,550,000 Private Warrants) are subject to transfer restrictions until November 29, 2018 (i.e., the first anniversary of the closing of the Business Combination), among other terms, and may not be exercised until the expiration of such restrictions under the Earnout Agreement.

Dividends

        We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is limited by restrictive covenants contained in the agreements governing the indebtedness of our subsidiaries.

Registration Rights

        In connection with the closing of the Business Combination, we, the TDR Investor, Algeco/Scotsman S.à r.l. ("A/S Holdings"), and certain other parties named on the signature pages thereto, entered into an amended and restated registration rights agreement (the "Registration Rights Agreement") that amends and restates that certain registration rights agreement, dated September 10, 2015 by and among Double Eagle and certain of its initial investors and provides such initial investors, the Investor and A/S Holdings with certain demand, shelf and piggyback registration rights covering all shares of Class A Common Stock owned by each holder, until such shares cease to be "Registrable Securities" as defined in the Registration Rights Agreement. The Registration Rights Agreement provides each of the Investor, A/S Holdings and certain of the initial investors (the "Initiating Holders") the right to request an unlimited number of demands, at any time following the closing of the Business Combination and customary shelf registration rights, subject to certain conditions. In addition, the agreement grants each of the Investor, A/S Holdings and the Initiating Holders, piggyback registration rights with respect to registration statements filed subsequent to the closing of the Business Combination. We are responsible for all Registration Expenses (as defined in the Registration Rights Agreement) in connection with any demand, shelf or piggyback registration by any of the Investor, A/S Holdings or the Initiating Holders.

Certain Anti-Takeover Provisions of Delaware Law, the Company's Certificate of Incorporation and Bylaws

        We are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which we refer to as "Section 203," regulating corporate takeovers.

        Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

  •
  a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an "interested stockholder");

  •
  an affiliate of an interested stockholder; or

  •
  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

        A "business combination" includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:

  •
  our Board approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Our Certificate of Incorporation, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Certificate of Incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at three or more annual meetings.

        In addition, our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders' meeting.

        Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

        Pursuant to Rule 144 of the Securities Act ("Rule 144"), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  •
  one percent (1%) of the total number of shares of common stock then outstanding; or

  •
  the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

  •
  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  •
  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  •
  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

  •
  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

        Upon the closing of the Business Combination, the Company ceased to be a shell company.

Transfer Agent, Warrant Agent and Escrow Agent

        The transfer agent, warrant agent and escrow agent for our Common Stock and warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

        Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols "WSC" and "WSCWW," respectively.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus has been passed upon for us by Winston & Strawn LLP.

EXPERTS

        The financial statements of Double Eagle Acquisition Corp., which are comprised of the balance sheets as of December 31, 2016 and 2015 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2016 and for the period from June 26, 2015 (date of inception) to December 31, 2015 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, incorporated herein by reference, in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

        The consolidated financial statements of Williams Scotsman International, Inc. ("WSII") for the year ended December 31, 2016 appearing in the Company's Current Report on Form 8-K dated December 5, 2017 (File No. 001-37552), have been audited by Ernst & Young LLP ("EY"), independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Prior to the engagement of EY as WSII's independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board ("PCAOB"), EY and other associated entities of Ernst & Young Global Limited ("EYG") had lending relationships with a 12.40% owner of WSII's former parent company. The independent auditor having a lending relationship with a record or beneficial owner of greater than 10% of the outstanding shares of the parent of an audit client is not in accordance with the auditor independence rules of Regulation S-X and the PCAOB. All such lending relationships were terminated during 2015. The lending relationship did not affect the audit procedures or audit judgments in connection with the audits of WSII's consolidated financial statements.

        Additionally prior to the engagement of EY as WSII's independent registered public accounting firm under the PCAOB standards, a member firm of EYG in Norway was engaged to provide a loan staffing service whereby an employee of such member firm acted in a management function from January 2015 through July 2015 for a controlled investee of TDR Capital LLP, the former ultimate parent of WSII. The entity for whom the engagement was performed is an affiliate of WSII under the SEC independence rules by virtue of being under common control by the same ultimate parent. This service is prohibited under the auditor independence rules of Regulation S-X and the PCAOB. The service was not related to, and did not affect, the consolidated financial statements of WSII nor EY's related audits. Total fees collected by the EYG member firm for the loan staffing services were insignificant in relation to the total fees for EY's audits. None of the professionals who provided the service were members of the EY audit engagement team with respect to the audits of WSII's consolidated financial statements.

        After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matters do not impair EY's ability to exercise objective and impartial judgment in connection with its audits of WSII's consolidated financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that EY has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of WSII's consolidated financial statements. After considering these matters, WillScot Corporation's management and the audit committee charged with governance over WSII concur with EY's conclusions.

 WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

        We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits filed on such form that are related to such items):

  •
  our Definitive Proxy Statement/Prospectus, filed pursuant to Rule 424(b) with the SEC on November 7, 2017, as amended and supplemented (File No. 333-220356);

  •
  our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017 (File No. 001-37552);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 10, 2017, August 9, 2017 and November 9, 2017, respectively (File No. 001-37552);

  •
  our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 9, 2017, April 14, 2017, June 12, 2017, June 13, 2017, August 21, 2017 (Item 1.01 only), August 25, 2017, September 15, 2017 (Item 5.07 only), October 10, 2017, November 8, 2017, November 21, 2017, December 5, 2017, December 12, 2017 and December 13, 2017 (File No. 001-37552);

  •
  the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-37552), filed with the SEC on September 9, 2015, including any amendments or reports filed for the purpose of updating such description; and

  •
  all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 001-37552) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the completion of the offering contemplated hereby; provided, however, that unless expressly stated otherwise, nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

        Documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before November 29, 2017 do not reflect the Domestication, the Business Combination or the resulting change in our name, jurisdiction of incorporation or capital structure. We describe these matters above under "Information About WillScot Corporation."

        Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request copies of these documents, at no cost to you, by writing or telephoning us at the below address. Exhibits to the filings, however, will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document:

WillScot Corporation
901 S. Bond Street, Suite 600
Baltimore, Maryland 21213
Attention: General Counsel & Corporate Secretary
(410) 931-6000

WillScot Corporation

PART II

Information Not Required in Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

Amount
SEC registration fee	$64,684
FINRA filing fee	—
Printing and engraving expenses	25,000
Legal fees and expenses	75,000
Accounting fees and expenses	25,000
Miscellaneous	10,000

Total(1)	$199,684

(1)
Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

        The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

        The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant's Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 16.    Exhibits.

Exhibit Number	Exhibit Title
2.1	Stock Purchase Agreement among Double Eagle Acquisition Corp., Williams Scotsman Holdings Corp., Algeco Scotsman Global S.á r.l. and Algeco Scotsman Holdings Kft., dated as of August 21, 2017 (incorporated by reference to the corresponding exhibit to the Registrant's Current Report on Form 8-K (File No. 001-37552) filed with the SEC on August 21, 2017).

2.2	Amendment to the Stock Purchase Agreement among Double Eagle Acquisition Corp., Williams Scotsman Holdings Corp., Algeco Scotsman Global S.á r.l. and Algeco Scotsman Holdings Kft., dated as of September 6, 2017 (incorporated by reference to the corresponding exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-220356) filed with the SEC on September 6, 2017).

2.3	Second Amendment to the Stock Purchase Agreement among Double Eagle Acquisition Corp., Williams Scotsman Holdings Corp., Algeco Scotsman Global S.á r.l. and Algeco Scotsman Holdings Kft., dated as of November 6, 2017 (incorporated by reference to the corresponding exhibit to Amendment No. 3 to the Registrant's Registration Statement on Form S-4 (File No. 333-220356) filed with the SEC on November 6, 2017).

3.1	Certificate of Incorporation of WillScot Corporation (incorporated by reference to the corresponding exhibit to the Registrant's Current Report on Form 8-K (File No. 001-37552) filed with the SEC on December 5, 2017).

3.2	Certificate of Ownership and Merger of WillScot Sub Corporation into Double Eagle Acquisition Corp.

3.3	Bylaws of WillScot Corporation (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K (File No. 001-37552) filed with the SEC on December 5, 2017).

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 filed with the SEC on October 11, 2017).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 (File No. 333-206356), filed with the SEC on August 13, 2015).

4.3	Warrant Agreement between Double Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, dated as of September 10, 2015 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-37552), filed with the SEC on September 16, 2015).

4.4	Amended and Restated Registration Rights Agreement among the Company, the TDR Investor, A/S Holdings and the other parties named therein, dated as of November 29, 2017 (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K (File No. 001-37552) filed with the SEC on December 5, 2017).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Ernst & Young LLP

23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to the Registration Statement)

24.1	Powers of Attorney (included on the signature page of the Registration Statement)

Item 17.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, WillScot Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland on December 21, 2017.

WILLSCOT CORPORATION
/s/ BRADLEY L. BACON
Name:	Bradley L. Bacon
Title:	Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

        Each of the undersigned, whose signature appears below, hereby constitutes and appoints Bradley L. Soultz and Bradley L. Bacon, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ BRADLEY L. SOULTZ Bradley L. Soultz	President and Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2017
/s/ TIMOTHY D. BOSWELL Timothy D. Boswell	Chief Financial Officer (Principal Financial Officer)	December 21, 2017
/s/ SALLY J. SHANKS Sally J. Shanks	Chief Accounting Officer (Principal Accounting Officer)	December 21, 2017
/s/ GERARD E. HOLTHAUS Gerard E. Holthaus	Chairman of the Board	December 21, 2017
/s/ MARK S. BARTLETT Mark S. Bartlett	Director	December 21, 2017

Signature	Capacity in Which Signed	Date

/s/ GARY LINDSAY Gary Lindsay	Director	December 21, 2017
/s/ STEPHEN ROBERTSON Stephen Robertson	Director	December 21, 2017
/s/ FREDRIC D. ROSEN Fredric D. Rosen	Director	December 21, 2017
/s/ JEFF SAGANSKY Jeff Sagansky	Director	December 21, 2017